Exhibit 10.145

The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

among

GENERICS INTERNATIONAL (US) INC.,

BOCA LIFE SCIENCE HOLDINGS, LLC,

BOCA PHARMACAL, LLC

and

THE MEMBERS OF BOCA LIFE SCIENCE HOLDINGS, LLC

Dated as of August 27, 2013

1

Exhibit 10.145

ARTICLE 1:	DEFINITIONS	1
ARTICLE 2:	PURCHASE AND SALE; ALLOCATION	12
2.1	Purchase and Sale of the Units	12
2.2	Purchase Price	12
2.3	Purchase Price Adjustment	13
2.4	Allocation of Purchase Price	16
2.5	Withholding Tax	17
ARTICLE 3:	DELIVERIES AND OTHER ACTIONS	17
3.1	Closing	17
3.2	Deliveries by the Seller	17
3.3	Deliveries by the Buyer	20
ARTICLE 4:	REPRESENTATIONS AND WARRANTIES REGARDNG THE SELLER	20
4.1	Existence and Good Standing	21
4.2	Validity and Enforceability	21
4.3	Title to Units	21
4.4	No Conflict	21
4.5	Litigation	21
4.6	No Other Agreements to Sell the Company	22
4.7	Brokers	22
ARTICLE 5:	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	22
5.1	Existence and Good Standing	22
5.2	Power	22
5.3	Capitalization of the Company	22
5.4	Required Filings and Consents; No Conflicts	23
5.5	Financial Statements	23
5.6	Conduct of Business	24
5.7	Taxes	25
5.8	Real Property	27
5.9	Personal Property	28
5.10	Intellectual Property	28
5.11	Material Contracts	29

i

Exhibit 10.145

5.12	Insurance	30
5.13	Litigation and Orders	30
5.14	Compliance with Laws	31
5.15	Permits	31
5.16	Labor Matters	31
5.17	Employee Benefit Plans	33
5.18	Environmental	35
5.19	Product Liability; Recalls	36
5.20	Other Liabilities	36
5.21	Customers and Suppliers	36
5.22	Related Party Transactions	37
5.23	Regulatory Matters	37
5.24	Certain Payments; FCPA; OFAC	40
5.25	Bank Accounts	40
5.26	Brokers	40
ARTICLE 6:	REPRESENTATIONS AND WARRANTIES OF THE BUYER	41
6.1	Existence and Good Standing	41
6.2	Power	41
6.3	Validity and Enforceability	41
6.4	No Conflict	41
6.5	Litigation	41
6.6	Consents and Government Authority Approval	41
6.7	Buyer Status	41
6.8	Brokers	42
6.9	Capital Adequacy; Solvency	42
ARTICLE 7:	TAX MATTERS	42
7.1	Tax Treatment	42
7.2	Tax Returns of the Seller	42
7.3	Tax Returns of the Buyer	43
7.4	Tax Refunds	43
7.5	Apportionment	43
7.6	Cooperation; Audits	44
7.7	Transfer Taxes	44

Exhibit 10.145

7.8	Amendment of Tax Returns	44
7.9	Tax Clearance Certificates	45
7.10	Certain Inventory	45
7.11	Tax Treatment of Indemnity Payments	45
7.12	Tax Claims	45
7.13	Survival	45
ARTICLE 8:	COVENANTS AND AGREEMENTS	46
8.1	Access to Information	46
8.2	Conduct of Business in Normal Course	46
8.3	Notification of Certain Matters	47
8.4	Further Assurances	48
8.5	Preservation of Records	48
8.6	Publicity	48
8.7	Payment of Indebtedness and Transaction Expenses	49
8.8	HSR	49
8.9	Certain Disclaimers	49
8.10	FDA Supplier Action	50
8.11	Certain Insurance Policies, Car Leases and Server	50
8.12	Indemnification of Directors, Officers and Members	50
8.13	Exclusivity	50
8.14	Release	51
8.15	Employee Matters	51
8.16	Guarantees	53
8.17	Equity Interest in the Seller	53
8.18	Consultation Regarding Certain Non-Ordinary Course of Business Matters	53
ARTICLE 9:	CLOSING CONDITIONS	53
9.1	Conditions to All Parties’ Obligations	53
9.2	Conditions to the Buyer’s Obligations	54
9.3	Conditions to the Seller’s Obligations	54
ARTICLE 10:	TERMINATION	55
10.1	Right to Terminate	55
10.2	Effect of Termination	56
ARTICLE 11:	REMEDIES	56

Exhibit 10.145

11.1	General Indemnification Obligation	56
11.2	Notice and Opportunity to Defend	57
11.3	Survivability; Limitations	58
11.4	Release from Escrow	62
11.5	Disclosure Generally	62
ARTICLE 12:	MISCELLANEOUS	62
12.1	Expenses	62
12.2	No Assignment	62
12.3	Headings	62
12.4	Integration, Modification and Waiver	62
12.5	Construction	63
12.6	Severability	63
12.7	Notices	63
12.8	Governing Law	64
12.9	Counterparts	64
12.10	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	64
12.11	Specific Performance	65
12.12	No Third-Party Beneficiaries	65

Exhibit 10.145

LIST OF EXHIBITS
Exhibit A    Seller Non-Competition, Non-Solicitation and Confidentiality Agreement
Exhibit B    Anzalone Non-Competition, Non-Solicitation and Confidentiality Agreement
Exhibit C    Edwards Non-Competition, Non-Solicitation and Confidentiality Agreement
Exhibit D    Kraemer Non-Competition, Non-Solicitation and Confidentiality Agreement
Exhibit E    Weston Non-Competition, Non-Solicitation and Confidentiality Agreement

v

Exhibit 10.145

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of this 27th day of August, 2013, is by and among Generics International (US) Inc., a Delaware corporation (the “Buyer”), Boca Pharmacal, LLC, a Florida limited liability company (the “Company”), Boca Life Science Holdings, LLC, a Florida limited liability company (the “Seller”), the parent of the Company, Robert J. Edwards, Jr., a member of Seller (“Edwards”), Steve Weston, a member of Seller (“Weston”), Joseph T. Anzalone, a member of Seller (“Anzalone”), and Mark Kraemer, a member of Seller (“Kraemer”, and collectively, with Edwards, Weston and Anzalone, the “Members”).
RECITALS
A.    On June 6, 2013, the Company filed a certificate of conversion (the “Certificate of Conversion”) with the Florida Secretary of State to convert from a Florida corporation to a Florida limited liability company;
B.     The Seller is the sole registered and beneficial owner of all of the issued and outstanding limited liability company membership interests (“Units”) of the Company; and
C.    The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Units, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1: DEFINITIONS
“Act” or “Acts” means, individually or collectively, the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 1 et seq., and any other legislation in any jurisdiction dealing with the approval to market drugs and pharmaceutical products, as amended from time to time.
“Accounting Principles” means the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in preparing the Financial Statements.
“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person and shall include, without limitation, any Person who would be in the same control group of corporations or group of trades or businesses under common control within the meaning of Treasury Regulation Sections 1.414(b)-1 and 1.414(c)-2 assuming for this purpose that any Person that is not a corporation is a “trade or business.”
“Agreement” has the meaning set forth in the preamble.
“Allocation Statement” has the meaning set forth in Section 2.4(a).

Exhibit 10.145

“Ancillary Agreements” means the Escrow Agreement, Seller Non-Competition and Non-Solicitation Agreement, Anzalone Non-Competition and Non-Solicitation Agreement, Edwards Non-Competition and Non-Solicitation Agreement, Kraemer Non-Competition and Non-Solicitation Agreement, Weston Non-Competition and Non-Solicitation Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer or the Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“ANDA” means an abbreviated new drug application approved under Section 505(j) of the Act(s), including all periods of exclusivity awarded or attached thereto, all additions, supplements, extensions and modifications thereto and the official regulatory files relating thereto, filed by the Company with the FDA pursuant to the Act(s), or similar filings with the appropriate Governmental Authority in a jurisdiction outside the United States, all as set forth on Schedule 1.1(a).
“Anzalone” has the meaning set forth in the preamble.
“Anzalone Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 3.2(c).
“Arbitration Firm” means BDO USA, LLP, or if such firm is unable or unwilling to act in such capacity, the Arbitration Firm will be such other firm selected by agreement of the Buyer and the Seller.
“Business Employees” has the meaning set forth in Section 8.15(a).
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitee” has the meaning set forth in Section 11.1(a).
“Buyer Prepared Tax Return” has the meaning set forth in Section 7.3.
“Buyer’s Advisors” has the meaning set forth in Section 8.1.
“Cash” means the aggregate amount of cash and cash equivalents of the Company.
“Cash Overage” has the meaning set forth in Section 2.3(a).
“Cash Underage” has the meaning set forth in Section 2.3(a).
“Certificate of Conversion” has the meaning set forth in the recitals.
“Claims Notice” has the meaning set forth in Section 11.2(a).
“Closing” has the meaning set forth in Section 3.1.
“Closing Cash” has the meaning set forth in Section 2.3(b).

Exhibit 10.145

“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Purchase Price” has the meaning set forth in Section 2.2(a).
“Closing Date Statement” has the meaning set forth in Section 2.3(b).
“Closing Statement” has the meaning set forth in Section 2.3(a).
“Closing Working Capital” has the meaning set forth in Section 2.3(b).
“COBRA” has the meaning set forth in Section 8.15(d).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble and for avoidance of doubt includes Boca Pharmacal, Inc., its predecessor.
“Competing Transaction” means any direct or indirect business combination with, recapitalization of, or acquisition or purchase of all or a significant portion of the assets or business of, or any material equity interest in, the Company or any other similar transaction.
“Confidentiality Agreement” means the Confidentiality Agreement dated April 5, 2013 between Lazard Middle Market LLC, on behalf of the Company, and Endo Pharmaceuticals Inc., for itself and its subsidiaries.
“Contention” means any suit, litigation, judicial or administrative proceeding, claim, arbitration, criminal prosecution, formal investigation, demand letter, warning letter, notice of violation or notice of alleged liability, penalty or fine.
“Contracts” means all contracts, agreements, leases, commitments, instruments, guarantees, bids, orders, proposals and all oral understandings.
“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) that together with the Company is treated as a single employer under Section 414(t) of the Code.
“Copyrights” means all copyrights, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.
“DEA” means the United States Drug Enforcement Administration and any successor thereto.
“Derivative Security” has the definition set forth in Section 5.3.

Exhibit 10.145

“Domain Names” means internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
“Drugs” means all products sold by or on behalf of the Company.
“Edwards” has the meaning set forth in the preamble.
“Edwards Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 3.2(d).
“Employee Plan” or collectively, “Employee Plans” has the meaning set forth in Section 5.17(a).
“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including, without limitation, any material or substance used in the physical structure of any building or improvement.
“Environmental Law” means any federal, state or local Law, common law, policy or guideline relating to the protection of human health, safety or the Environment, including Releases of Hazardous Materials into the Environment, workplace safety or injury to persons relating to Releases of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Bank of America, National Association.
“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by Buyer, Seller and the Escrow Agent.
“Escrow Amount” means the sum of the Indemnification Escrow Amount and the NWC Reserve Amount.
“Estimated Cash” has the meaning set forth in Section 2.3(a).
“Estimated Working Capital” has the meaning set forth in Section 2.3(a).
“Excluded Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.7, Section 5.1, Section 5.2, Section 5.3, Section 5.7(f) and Section 5.26 of this Agreement.
“Expiration Date” has the meaning set forth in Section 11.3(a).
“FCPA” has the meaning set forth in Section 5.24(b).
“FDA” means the United States Food and Drug Administration and any successor thereto.

Exhibit 10.145

“FDA Supplier Action” has the meaning set forth in Section 8.10.
“Financial Statements” has the meaning set forth in Section 5.5(a).
“GAAP” means U.S. generally accepted accounting principles consistently applied.
“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any board, agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.
“Hazardous Material” means any pollutant or substance, including asbestos and asbestos-containing materials, mold, hazardous waste, hazardous material, hazardous or toxic substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, biological agents, and polychlorinated biphenyls, as defined in, or governed or regulated by, or otherwise could give rise to liability under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HSR Fees” has the meaning set forth in Section 8.8(a).
“Hydro APAP Product” means hydrocodone bitartrate and acetaminophen tablets and solution for oral administration.
“Inactive Business Employees” has the meaning set forth in Section 8.15(a).
“Indebtedness” of any Person means: (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) under interest rate swap, hedging or similar agreements, or (vi) the deferred purchase price of any property (other than trade accounts payable, any take or pay obligation, and

Exhibit 10.145

any milestone payment), and (b) any liability of others similar to those of the character described in the preceding clauses (i) through (vi) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest and fees, prepayment premiums, make-whole premiums (for avoidance of doubt excluding such make-whole premiums in connection with insurance contracts) or penalties and fees or expenses associated with the prepayment of any Indebtedness, (B) all “cut” but uncashed checks issued by the Company that are outstanding as of the Closing Date, (C) cash, book or bank account overdrafts and (D) any and all amounts owed by the Company to any of its Affiliates, including, without limitation, the Seller.
“Indemnification Escrow Amount” means $20,250,000.
“Indemnified Party” has the meaning set forth in Section 11.2(a).
“Indemnifying Party” has the meaning set forth in Section 11.2(a).
“Initial Allocation Statement” has the meaning set forth in Section 2.4(a).
“Initial Purchase Price” has the meaning set forth in Section 2.2(a).
“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.
“Initial Allocation Statement” has the meaning set forth in Section 2.4(a).
“Intellectual Property” means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.
“Interim Financial Statements” has the meaning set forth in Section 5.5(a).
“Investment” means any equity interest (including any convertible debt, options, warrants and similar instruments), of record or beneficially, directly or indirectly, in any Person.
“IRCA” has the meaning set forth in Section 5.16(e).
“IRS” means the Internal Revenue Service.
“Knowledge” means, in the case of the Company or the Seller, the actual and constructive knowledge, after due inquiry, of each of the Members and, with regard to Section 5.23, of Dr. Fun Chu.
“Kraemer” has the meaning set forth in the preamble.

Exhibit 10.145

“Kraemer Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 3.2(e).
“Law” means any law, including common law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 5.8(b).
“Liability Claim” has the meaning set forth in Section 11.2(a).
“Liens” means any mortgage, pledge, hypothecation, deed of trust, lease, rights of others, right of first refusal, claim, security interest, encumbrance, easement, servitude, proxy, title defect, title retention agreement, voting trust agreement, transfer restriction, community property interest, option, lien, charge or similar restrictions or limitations.
“Litigation Conditions” has the meaning set forth in Section 11.2(b).
“Losses” means any and all liabilities, costs, judgments, penalties, fines, losses and expenses (including reasonable attorneys’ fees and expenses).
“Major Customers” has the meaning set forth in Section 5.21(a).
“Major Suppliers” has the meaning set forth in Section 5.21(b).
“Material Adverse Effect” means any material adverse effect on the business, assets, results of operations or on the financial condition of the Company taken as a whole, provided that any such effect resulting from (i) any change in economic conditions generally or in the industries in which the Company operates, (ii) any change in currency rates, (iii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) any change in law, rule or regulation or GAAP or interpretations thereof applicable to the Buyer, the Seller or the Company or (v) any actions required to be taken pursuant to this Agreement or any agreement contemplated herein, shall not be considered when determining whether a Material Adverse Effect has occurred, except that the matters referred to in clauses (i), (ii), (iii) or (iv) shall be considered to the extent any of such matters have a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.
“Material Contract” and collectively, “Material Contracts” has the meaning set forth in Section 5.11(a).
“Members” has the meaning set forth in the preamble.
“Member Indemnification Claim” means any claim made by any Buyer Indemnitee for any and all Losses arising out of or incurred with respect to (i) breach of or inaccuracy in the representations and warranties set forth in the Excluded Representations, (ii) the Pre-Closing Tax

Exhibit 10.145

Liabilities, (iii) Section 11.1(a)(vi), (iv) breach of or inaccuracy in the representations and warranties set forth in Section 5.24 and (v) breach of or inaccuracy in the representations and warranties set forth in Section 5.23 as it relates solely to the Hydro APAP Product and only if the Members had actual knowledge after due inquiry of such breach or inaccuracy.

“Net Working Capital” means the amount by which (a) the Company’s accounts receivable, inventory and prepaid expenses exceed (b) the Company’s accounts payable and liabilities (excluding any Indebtedness deducted from the Purchase Price pursuant to Section 2.2(a)(i)).
“NWC Reserve Amount” means $2,500,000.
“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.
“Objection Notice” has the meaning set forth in Section 2.3(c).
“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company consistent with past custom and practice (including with respect to quantity and frequency).
“Owned Intellectual Property” means all Intellectual Property owned (in whole or in part) by the Company.
“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, and all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.
“Permit” means any permit, license, approval, certificate, qualification, consent or authorization issued by a Governmental Authority.
“Permitted Liens” means (a) statutory Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date or being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (b) those Liens that are listed on Schedule 5.9, (c) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business that are not resulting from a breach, default or violation by the Company of any Contract or Law or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (d) purchase money security interests in respect of personal property arising or incurred in the Ordinary Course of

Exhibit 10.145

Business and any Liens accounted for as capitalized leases to the extent the Indebtedness underlying such security interests or Liens are paid by the Seller at or before the Closing, (e) any Liens that are released or otherwise terminated at or prior to the Closing, and (f) such other Liens or imperfections in or failure of title which do not, individually or in the aggregate, materially interfere with the present use or materially impair the value of such properties or assets.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.
“Post-Closing Covenant has the meaning set forth in Section 11.3(a).
“Post-Closing Straddle Period” has the meaning set forth in Section 7.5.
“Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date and (ii) with respect to a Straddle Period, the Post-Closing Straddle Period.
“Pre-Closing Covenant has the meaning set forth in Section 11.3(a).
“Pre-Closing Straddle Period” has the meaning set forth in Section 7.5.
“Pre-Closing Tax Liabilities” has the meaning set forth in Section 11.1(a).
“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Straddle Period, the Pre-Closing Straddle Period.
“Predecessor” means Boca Pharmacal, Inc.
“Proceeding” means any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority.
“Product” means all pharmaceutical products (a) manufactured, distributed, sold or marketed by or on behalf of the Company or (b) being researched, being developed, or otherwise in the pipeline of the Company as of the date of this Agreement and the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Real Property” means any and all real property and interests in real property of the Company (together with all buildings, structures, fixtures and improvements thereon), including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.
“Real Property Leases” has the meaning set forth in Section 5.8(b).
“Regulatory Approval(s)” means the respective authorizations, approvals, applications, clearances, consents, qualifications and other rights held by or for the benefit of the Company from

Exhibit 10.145

the FDA, DEA and all other applicable Governmental Authorities that are legally required to research, manufacture, market and sell the Products, including price approvals therefor in any given jurisdiction, including any (a) ANDAs, national drug codes (NDCs) and marketing approvals (including premarket approvals and applications), each within the meaning of the Act or other Law, as applicable and (b) any equivalent of the foregoing in other jurisdictions.
“Regulatory Files” means all files of the Company with respect to (a) all adverse event reports and other material data, information and materials relating to adverse experiences and other safety issues with respect to the Products, (b) all correspondence between the Company, on the one hand, and any Governmental Authority, on the other hand, relating to the Products, including any safety reports or updates, complaint files and product quality reviews, all clinical or pre-clinical data derived from clinical studies conducted or sponsored by or on behalf of the Company, and (c) all other material documents, reports, records and other data, information and materials relevant to compliance with the applicable Laws relating to the Products and the Company’s activities concerning the development, testing (including conducting clinical trials), manufacture, processing, distribution, importation, marketing, storage, labeling, packaging, promotion, or sale of the Products.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.
“Released Claim” has the meaning set forth in Section 8.14(a).
“Releasee” has the meaning set forth in Section 8.14(a).
“Releasee Proceeding” has the meaning set forth in Section 8.14(a).
“Reserve Account” means the account held in custody by the Escrow Agent in which the NWC Reserve Amount is or will be deposited.
“Schedules” means the disclosure schedules issued by the Seller in relation to the matters that are to be disclosed pursuant to the terms of this Agreement.
“Seller” has the meaning set forth in the preamble.
“Seller Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 3.2(b).
“Software” means all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed.
“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable

Exhibit 10.145

code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.
“Seller” has the meaning set forth in the preamble.
“Seller Prepared Tax Return” has the meaning set forth in Section 7.2.
“Straddle Period” means a Tax period that begins on or before the Closing Date and ends thereafter.
“Target Working Capital” means $20,000,000.
“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, escheat obligation or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, (b) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (c) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.
“Tax Clearance Certificate” has the meaning set forth in Section 7.9.
“Tax Claims” has the meaning set forth in Section 7.12.
“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the administration, collection or imposition of any Tax.
“Threshold” has the meaning set forth in Section 11.3(b).
“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Internet domain names and uniform resource locators and alphanumeric designations associated therewith and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.
“Trade Secrets” means anything that would constitute a “trade secret” under applicable law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints,

Exhibit 10.145

mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.
“Transaction Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Company or the Seller or the Members of which the Company, directly or indirectly, has agreed to pay relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal fees, accounting, investment banking fees and expenses, and (b) bonuses accrued or payable by the Company to employees, agents and consultants of and to the Company as a result of the transactions contemplated by this Agreement and unpaid by the Company as of the Closing Date (including the unpaid employer portion of any payroll, social security, unemployment or similar Taxes).
“Transfer Taxes” has the meaning set forth in Section 7.7.
“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.
“Units” has the meaning set forth in the recitals.
“Upward Cash Adjustment Amount” has the meaning set forth in Section 2.3(h).
“Upward Working Capital Adjustment Amount” has the meaning set forth in Section 2.3(f).
“Weston” has the meaning set forth in the preamble.
“Weston Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 3.2(c).
“Working Capital Overage” has the meaning set forth in Section 2.3(a).
“Working Capital Underage” has the meaning set forth in Section 2.3(a).
ARTICLE 2: PURCHASE AND SALE; ALLOCATION
2.1    Purchase and Sale of the Units. On the Closing Date, the Buyer shall purchase, or cause to be purchased, from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Buyer, all of the Units, free and clear of any Liens.
2.2    Purchase Price.
(a)    The aggregate purchase price to be paid on the Closing Date by the Buyer for the Units is an amount in cash equal to $225,000,000 minus
(i)    any and all outstanding Indebtedness of the Company as of the Closing Date, as set forth in the certificate referenced in Section 3.2(o); and

Exhibit 10.145

(ii)    any and all Transaction Expenses known as of the Closing Date, as set forth in the certificate referenced in Section 3.2(o).
(the foregoing computation being hereinafter referred to as the “Initial Purchase Price”) increased by (A) any Working Capital Overage or decreased by (B) any Working Capital Underage, and increased by (C) any Cash Overage or decreased by (D) any Cash Underage (as adjusted, the “Purchase Price”). On the Closing Date, the Buyer shall pay, or cause to be paid, to the Seller, for the benefit of the Seller, by bank wire transfer of immediately available funds to an account designated in writing by the Seller, an amount in cash equal to the Purchase Price minus the Escrow Amount (such amount, the “Closing Date Purchase Price”).
(b)    On the Closing Date, the Buyer shall pay or cause to be paid (A) to the Persons entitled thereto, all of the Indebtedness of the Company to the extent it is to be repaid as determined by the Buyer and to the extent set forth in the certificate referenced in Section 3.2(o), and (B) to the Persons entitled thereto, all of the Transaction Expenses to the extent set forth in the certificate referenced in Section 3.2(o).
(c)    On the Closing Date, the Buyer shall deliver to the Escrow Agent by wire transfer: (i) the Indemnification Escrow Amount to an account designated by the Escrow Agent; and (ii) the NWC Reserve Amount to the Reserve Account designated by the Escrow Agent, in each case to be held in escrow pursuant to the terms of the Escrow Agreement.
2.3    Purchase Price Adjustment.
(a)    At least three days prior to the Closing Date, the Seller shall deliver to the Buyer a statement (the “Closing Statement”) reflecting the Seller’s good faith estimate of: (i) the Net Working Capital which statement shall contain an estimated balance sheet as of the close of business on the day prior to the Closing Date and shall be prepared in accordance with GAAP and in accordance with the Accounting Principles (such estimate, the “Estimated Working Capital”); and (ii) (A) the Cash of the Company as of September 30, 2013 if the Closing Date is scheduled on a date after September 30, 2013 or (B) the Cash of the Company as of the close of business on the day prior to the Closing Date if the Closing Date is scheduled on or before September 30, 2013 ((A) or (B) the “Estimated Cash”). If the Estimated Working Capital is less than the Target Working Capital, the Initial Purchase Price will be reduced by the amount of such shortfall (the “Working Capital Underage”), subject to further adjustment as provided in this Section 2.3. If the Estimated Working Capital is greater than the Target Working Capital, the Initial Purchase Price will be increased by the amount of such excess (the “Working Capital Overage”), subject to further adjustment as provided in this Section 2.3. If the Estimated Cash is less than $0.00, the Initial Purchase Price will be reduced by the amount of such shortfall (the “Cash Underage”), subject to further adjustment as provided in this Section 2.3. If the Estimated Cash exceeds $0.00, the Initial Purchase Price will be increased by the amount of such excess (the “Cash Overage”), subject to further adjustment as provided in this Section 2.3.

Exhibit 10.145

(b)    Within 90 days after the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller a statement (the “Closing Date Statement”), setting forth: (i) the calculation of the Net Working Capital which statement shall contain a balance sheet as of the close of business on the day prior to the Closing Date and shall be prepared in accordance with GAAP and in accordance with the Accounting Principles (the “Closing Working Capital”); and (ii) (A) the calculation of the Cash of the Company as of September 30, 2013 if the Closing Date is scheduled on a date after September 30, 2013 or (B) the calculation of the Cash of the Company as of the close of business on the day prior to the Closing Date if the Closing Date is scheduled on or before September 30, 2013 ((A) or (B) the “Closing Cash”). The Closing Date Statement must be prepared in accordance with GAAP and in accordance with the Accounting Principles.
(c)    Within 30 days following receipt by the Seller of the Closing Date Statement, the Seller shall deliver a written notice (an “Objection Notice”) to the Buyer of any dispute it has with respect to the preparation or content of such statement. An Objection Notice must describe in reasonable detail the items contained in the Closing Date Statement that the Seller disputes and the basis for any such disputes. If the Seller does not deliver an Objection Notice with respect to the Closing Date Statement within such 30‑day period, such statement will be final, conclusive and binding on the parties. If the Seller delivers a timely Objection Notice, the Buyer and the Seller shall negotiate in good faith to resolve such dispute. If the Buyer and the Seller, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Seller delivers an Objection Notice, then the Buyer and the Seller, jointly, shall engage the Arbitration Firm to resolve such dispute. As promptly as practicable thereafter (and, in any event, within 30 days after the Arbitration Firm’s engagement), the Seller shall submit any unresolved elements of its objection to the Arbitration Firm in writing (with a copy to the Buyer), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within 30 days following the Seller’s submission of such unresolved elements, the Buyer shall submit its response to the Arbitration Firm (with a copy to the Seller) supported by any documents and arguments upon which it relies. The Buyer and the Seller shall request that the Arbitration Firm render its determination within 30 days following its receipt of the Buyer’s response. The scope of the disputes to be resolved by the Arbitration Firm is limited to the unresolved items on the Objection Notice. In resolving any disputed item, the Arbitration Firm may not assign a value to any item greater than the greatest value claimed for such item by either party or less than the smallest value claimed for such item by either party. All determinations made by the Arbitration Firm shall be final, conclusive and binding on the parties. The fees and expenses of the Arbitration Firm shall be borne by the party who loses the greater dollar amount of unresolved items, it being understood that if each party loses the same dollar amount of unresolved items, the parties shall share the fees and expenses of the Arbitration Firm equally.
(d)    For purposes of complying with the terms set forth in this Section 2.3, each party shall cooperate with and make available to the other party and its representatives all information, records, data and working papers and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation

Exhibit 10.145

and analysis of the Closing Date Statement and the resolution of any disputes under the Closing Date Statement.
(e)    If Closing Working Capital (as finally determined pursuant to Section 2.3(c)) is less than the Estimated Working Capital then the Purchase Price will be adjusted downward by the amount of such shortfall and the Buyer and the Seller shall cause the Escrow Agent to pay, by bank wire transfer of immediately available funds to an account designated in writing by the Buyer, from the NWC Reserve Amount in accordance with the terms of the Escrow Agreement an amount in cash equal to such shortfall to the Buyer within five business days from the date on which Closing Working Capital is finally determined pursuant to Section 2.3(c). If the NWC Reserve Amount is not sufficient to pay the shortfall referred to in this Section 2.3(e), the Seller shall pay the amount of such shortfall within five business days from the date on which Closing Working Capital is finally determined pursuant to Section 2.3(c). If the Seller is unable to pay such shortfall, the Members on a several (in proportion to their percentage ownership interest in the Seller as set forth on the signature page hereto) but not on a joint basis shall pay the amount of such shortfall within five business days from the date on which Closing Working Capital is finally determined pursuant to Section 2.3(c).
(f)    If Closing Working Capital (as finally determined pursuant to Section 2.3(c)) is greater than the Estimated Working Capital then the Purchase Price will be adjusted upward by the amount of such excess (the “Upward Working Capital Adjustment Amount”) and the Buyer shall pay or cause to be paid to the Seller by bank wire transfer of immediately available funds to an account designated in writing by the Seller, an amount in cash equal to the Upward Working Capital Adjustment Amount within five business days from the date on which Closing Working Capital is finally determined pursuant to Section 2.3(c). Further, the Buyer and the Seller shall cause the Escrow Agent to pay, by bank wire transfer of immediately available funds to an account designated in writing by the Seller, in cash the balance in the Reserve Account including, without limitation, the NWC Reserve Amount.
(g)    If the Closing Cash (as finally determined pursuant to Section 2.3(c)) is less than the Estimated Cash, then the Purchase Price will be adjusted downward by the amount of such shortfall and the Buyer and the Seller shall cause the Escrow Agent to pay, by bank wire transfer of immediately available funds to an account designated in writing by the Buyer, from the NWC Reserve Amount in accordance with the terms of the Escrow Agreement an amount in cash equal to such shortfall to the Buyer within five business days from the date on which the Closing Cash is finally determined pursuant to Section 2.3(c). If the NWC Reserve Amount is not sufficient to pay the shortfall referred to in this Section 2.3(g), the Seller shall pay the amount of such shortfall within five business days from the date on which Closing Cash is finally determined pursuant to Section 2.3(c). If the Seller is unable to pay such shortfall, the Members on a several (in proportion to their percentage ownership interest in the Seller as set forth on the signature page hereto) but not on a joint basis shall pay the amount of such shortfall within five business days from the date on which Closing Cash is finally determined pursuant to Section 2.3(c). If after payment of the

Exhibit 10.145

shortfall referred to in Section 2.3(e), if any, and this Section 2.3(g), if any, there is a balance in the Reserve Account, the Buyer and the Seller shall cause the Escrow Agent to pay, by bank wire transfer of immediately available funds to an account designated in writing by the Seller, in cash the balance in the Reserve Account including, without limitation, any remainder portion of the NWC Reserve Amount in the Reserve Account.
(h)    If the Closing Cash (as finally determined pursuant to Section 2.3(c)) is greater than the Estimated Cash, then the Purchase Price will be adjusted upward by the amount of such excess (the “Upward Cash Adjustment Amount”) and the Buyer shall pay or cause to be paid to the Seller by bank wire transfer of immediately available funds to an account designated in writing by the Seller, an amount in cash equal to the Upward Cash Adjustment Amount within five business days from the date on which Closing Cash is finally determined pursuant to Section 2.3(c).
(i)    Any payment required pursuant to Section 2.3(e), Section 2.3(f), Section 2.3(g), or Section 2.3(h) shall be treated as an adjustment to the Purchase Price (as finally determined) for Tax purposes, to the extent permitted by applicable Law.
2.4    Allocation of Purchase Price.
(a)    Within 180 days after the Closing Date, the Buyer shall prepare and deliver to the Seller a copy of IRS Form 8594 and any required exhibits thereto (the “Initial Allocation Statement”) allocating the Purchase Price (plus any assumed Liabilities) among the assets of the Company in accordance with Sections 1060 and 338(b)(5) of the Code and applicable Law. The Buyer shall permit the Seller to review and comment on the Initial Allocation Statement, and the Buyer shall make such revisions as are reasonably requested by the Seller in writing within 30 days of the Seller’s receipt of the Initial Allocation Statement, to the extent such revisions are consistent with the principles of such Code Sections. The Initial Allocation Statement as finalized pursuant to this Section 2.4(a) is referred to as the “Allocation Statement.” For the avoidance of doubt, for U.S. federal and state income tax purposes only, the Allocation Statement shall not allocate more than $750,000 to the agreements described in Sections 3.2(b) – (f) of the Agreement.
(b)    If there is any adjustment with respect to the Purchase Price, including pursuant to Section 2.3, the Buyer shall prepare and deliver any documents necessary to reflect such adjustment within 30 days of any such adjustment. The Buyer shall permit the Seller to review and comment on such documents, and the Buyer shall make such revisions to such documents as are reasonably requested by the Seller in writing within 30 days of the Seller’s receipt of such documents, to the extent such revisions are consistent with the principles of Sections 1060 and 338(b)(5) of the Code. The Buyer and the Seller agree to file any additional Tax Returns required to be filed pursuant to Sections 1060 and 338(b)(5) of the Code and applicable Law and to treat the Allocation Statement as adjusted pursuant to this Section 2.4(b) to reflect such resolution.
(c)    The Buyer and the Seller and each of their respective Affiliates shall, with respect to the Allocation Statement (as finalized pursuant to this Agreement): (i) be

Exhibit 10.145

bound by such statement for purposes of determining any Taxes; (ii) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns (including IRS Form 8594) on a basis consistent with such statement; (iii) cooperate in the timely filing of any forms (including IRS Form 8594) required to be filed with regard to such statement, including any amendments to any forms required pursuant to any applicable Law or this Agreement; and (iv) take no position, and cause their Affiliates to take no position, inconsistent with such statement on any applicable Tax Return or in any proceeding before any Taxing Authority. If the Allocation Statement (as finalized pursuant to this Agreement) is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party, and the parties hereto agree (and shall cause their respective Affiliates) to use their commercially reasonable efforts to defend such statement in any Proceeding.
2.5    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold under any provision of applicable Tax Law. The Buyer shall use commercially reasonable efforts to give the Seller written notice of any withholding at least 2 business days prior to the date of payment together with copies of all Tax Returns or similar documents relating directly to such withholding. Within 15 days following payment, the Buyer shall deliver to the Seller receipts evidencing such payment to the extent such receipts are received from the applicable Taxing Authority or, to the extent no such receipts are received, other reasonable, written evidence of payment. If the Buyer so deducts or withholds any such amounts, all such amounts shall be timely paid over to the appropriate Taxing Authority and shall be treated as delivered to the Seller hereunder.
ARTICLE 3: DELIVERIES AND OTHER ACTIONS
3.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Jones Day located in Washington, DC on the second business day following the satisfaction or waiver of each of the closing conditions set forth in Article 9 (other than those closing conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall be deemed to have been effective for all Tax, accounting and other purposes as of 12:01 a.m. on the Closing Date. The date on which the Closing occurs is herein referred to as the “Closing Date.”
3.2    Deliveries by the Seller. On the Closing Date, the Seller shall deliver, or cause to be delivered, to the Buyer the following items:
(a)    a copy of the Escrow Agreement, duly executed by the Seller and the Escrow Agent;
(b)    a copy of the non-competition, non-solicitation and confidentiality agreement, in substantially the form attached hereto as Exhibit A, by and among the Seller and the Buyer, duly executed by the Seller (the “Seller Non-Competition and Non-Solicitation Agreement”);
(c)    a copy of the non-competition, non-solicitation and confidentiality agreement, in substantially the form attached hereto as Exhibit B, by and among Anzalone

Exhibit 10.145

and the Buyer, duly executed by Anzalone (the “Anzalone Non-Competition and Non-Solicitation Agreement”);
(d)    a copy of the non-competition, non-solicitation and confidentiality agreement, in substantially the form attached hereto as Exhibit C, by and among Edwards and the Buyer, duly executed by Edwards (the “Edwards Non-Competition and Non-Solicitation Agreement”);
(e)    a copy of the non-competition, non-solicitation and confidentiality agreement, in substantially the form attached hereto as Exhibit D, by and among Kraemer and the Buyer, duly executed by Kraemer (the “Kraemer Non-Competition and Non-Solicitation Agreement”);
(f)    a copy of the non-competition, non-solicitation and confidentiality agreement, in substantially the form attached hereto as Exhibit E, by and among Weston and the Buyer, duly executed by Weston (the “Weston Non-Competition and Non-Solicitation Agreement”);
(g)    a copy of the *** Agreement between the Company and *** in form and substance satisfactory to the Buyer, duly executed by the Seller and ***;
(h)    copies of each of the amended *** Agreements between the Company and *** in form and substance satisfactory to the Buyer, duly executed by the Seller and ***;
(i)    an assignment of the Units to the Buyer in form and substance satisfactory to the Buyer, duly executed by the Seller;
(j)    a good standing certificate (or equivalent document) for the Seller and the Company issued by the Secretary of State of the State of Florida and for the Company in each state in which the Company is qualified to do business as a foreign limited liability company, in each case dated no earlier than ten days prior to the Closing Date;
(k)    a copy of the Certificate of Conversion certified by the Secretary of State of the State of Florida;
(l)    a copy of the certificate of formation (or equivalent document) of the Seller certified by the Secretary of State of the State of Florida, a copy of the limited liability company agreement (or equivalent document) of the Seller certified by an officer of the Seller, and a copy of the limited liability company agreement (or equivalent document) of the Company certified by an officer of the Company.
(m)    applicable Seller resolutions terminating the Boca Pharmacal Inc. 401(k) Profit Sharing Plan and Trust as of a date before the Closing Date.

Exhibit 10.145

(n)    the original limited liability company record books and the membership interests books of the Company and the original corporate record books and stock record books of Boca Pharmacal, Inc.;
(o)    a certificate of an officer of the Company, dated as of the Closing Date, setting forth the aggregate amount of (i) Indebtedness of the Company, and (ii) Transaction Expenses known as of the Closing Date (in each case as of the Closing Date);
(p)    copies of each of the consents identified in Schedule 5.4 in form and substance reasonably satisfactory to the Buyer;
(q)    payoff letters and appropriate termination statements under the Uniform Commercial Code and other instruments, acceptable in form and substance to the Buyer, as may be requested by the Buyer to extinguish and release the Company from all Indebtedness of the Company and all security interests related thereto to the extent directed by the Buyer and from all Transaction Expenses;
(r)    written resignations of the managing member and each officer of the Company listed on Schedule 3.2(r);
(s)    a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code and the Treasury Regulations thereunder, executed by the Seller and in form and substance reasonably satisfactory to the Buyer;
(t)    certified resolutions of the managing member of the Company and Members of the Seller and of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, along with a certificate executed by the Secretary or Assistant Secretary of the Seller and the Company, respectively, certifying that such copies are true, correct and complete copies of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;
(u)    a certificate of the Secretary or Assistant Secretary of the Seller and the Company, respectively, certifying as to the incumbency and signatures of officers of the Seller and the Company;
(v)    certificates of the Seller attesting to the matters set forth in Sections 9.2(a), 9.2(b), and 9.2(c); and
(w)    such other documents and instruments as the Buyer reasonably requests to consummate the transactions contemplated by this Agreement.
Notwithstanding anything else to the contrary in Section 8.4, it is agreed and acknowledged by the parties that any failure by the Seller to deliver at Closing the items set forth in Section 3.2(g) or Section 3.2(h), shall not be, and shall not be deemed to be, a breach of this Agreement, but shall be a condition to Buyer’s obligation to complete the Closing.

Exhibit 10.145

3.3    Deliveries by the Buyer. On the Closing Date, the Buyer shall deliver, or cause to be delivered, to the Seller the following items:
(a)    a copy of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;
(b)    a copy of the Seller Non-Competition and Non-Solicitation Agreement, duly executed by the Buyer;
(c)    a copy of the Anzalone Non-Competition and Non-Solicitation Agreement, duly executed by the Buyer;
(d)    a copy of the Edwards Non-Competition and Non-Solicitation Agreement, duly executed by the Buyer;
(e)    a copy of the Kraemer Non-Competition and Non-Solicitation Agreement, duly executed by the Buyer;
(f)    a copy of the Weston Non-Competition and Non-Solicitation Agreement, duly executed by the Buyer;
(g)    certified resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, along with a certificate executed on behalf of the Buyer, by its Secretary or Assistant Secretary certifying that such copies are true, correct and complete copies of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;
(h)    a certificate of the Secretary or Assistant Secretary of the Buyer, certifying as to the Certificate of Incorporation, Bylaws, incumbency and signatures of officers of the Buyer;
(i)    certificates from appropriate authorities, dated as of the Closing Date, as to the good standing, qualification to do business of the Buyer in the jurisdictions where it is organized or qualified to conduct business;
(j)    a certificate of the Buyer attesting to the matters set forth in Sections 9.3(a) and 9.3(b); and
(k)    such other documents and instruments as the Seller reasonably requests to consummate the transactions contemplated by this Agreement.
ARTICLE 4: REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER
Except as set forth in the Schedules, the Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date, that:

Exhibit 10.145

4.1    Existence and Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida.
4.2    Validity and Enforceability. The Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of the Seller. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Other than the consent of the Members of the Seller, which has been obtained on or prior to the date of this Agreement and evidence of which has been delivered to the Buyer, there is no vote or consent of any Member or any other equity holder of the Seller required in connection with the Seller’s entry into this Agreement or any Ancillary Agreement to which the Seller is a party, or with the consummation of the transactions contemplated hereby and thereby.
4.3    Title to Units. The Seller is the beneficial and record owner of, and has good and marketable title to, the Units, free and clear of all Liens.
4.4    No Conflict. Except for compliance with the HSR Act, no consent, waiver, approval, authorization, Order or declaration or filing with, or notification to, any Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Except for (a) any filings under the HSR Act and (b) as set forth on Schedule 4.4, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements will not (i) conflict with or result in the violation of any law, regulation or order of any Governmental Authority applicable to the Seller or the Company; (ii) require the consent, notice or other action by any Person under, violate or conflict with, or result in a breach or default under or constitute an event that, with or without the lapse of time or both would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or modify any Contract to which the Seller is a party or to which any of its assets or property are subject or under any material permit or government authorization affecting the property, assets or business of the Seller; (iii) result in the creation of any Lien on the Units; or (iv) violate or conflict with any provision of the organizational documents of the Seller.
4.5    Litigation. The Seller (a) is not subject to any unsatisfied judgment, order, decree, stipulation or injunction, and (b) is not a party to any charge, complaint, action, suit, proceeding, or hearing of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, and to Seller’s Knowledge, is not threatened to be a party to any such action, which would give any Person the right to enjoin, rescind, interfere with or delay the transactions contemplated hereby.

Exhibit 10.145

4.6    No Other Agreements to Sell the Company. Neither the Seller nor the Company has any agreement with any other Person to directly or indirectly sell all or a material portion of the Units, or all or substantially all of the assets of the Company, or to effect any merger, consolidation or other reorganization of the Company.
4.7    Brokers. Except as set forth in Schedule 4.7, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Seller.
ARTICLE 5: REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the Schedules, the Seller and the Company represent and warrant to the Buyer as of the date hereof and as of the Closing Date, that:
5.1    Existence and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and is duly authorized, qualified or licensed to do business as a foreign limited liability company and in good standing in each of the jurisdictions in which the Company is required to be so qualified, other than jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The Company is qualified in the jurisdictions set forth on Schedule 5.1.
5.2    Power. The Company has the requisite power and authority to enter into this Agreement and to carry out the transactions on its part contemplated hereby. The managing member of the Company has taken all action required to authorize the Company’s entering into this Agreement and the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby. No other proceeding on the part of the Company is necessary to authorize the Company’s execution or delivery of this Agreement or the Company’s performance under this Agreement. The Company has made available to the Buyer complete and correct copies of the certificate of formation, limited liability company agreement or other similar organizational documents of the Company, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.
5.3    Capitalization of the Company. All of the membership interests of the Seller are owned solely by the Members through the relative percentage interests listed on the signature page hereto. The authorized membership interests of the Company consists solely of 300 Units, of which 300 Units are issued and outstanding and owned of record and beneficially by the Seller, and all of which have been duly authorized and validly issued, are fully paid and non-assessable. The Units represent the only issued and outstanding equity interests of the Company. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise (each, a “Derivative Security”), of any kind obligating the Seller or the Company to issue, directly or indirectly, any additional limited liability company membership interests or other equity interest and no Person owns any Derivative Security to acquire or effect the transfer, conveyance or

Exhibit 10.145

hypothecation of outstanding (y) membership interests of the Seller, or (z) Units of the Company (except as contemplated by this Agreement). Schedule 5.3 sets forth a true and complete statement of the capitalization of the Seller and the Company. Except as set forth in Schedule 5.3, (i) there are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Seller or the Company, (ii) there is no obligation, contingent or otherwise, of the Seller or of the Company to repurchase, redeem or otherwise acquire any limited liability company membership interests or other equity interests of the Seller or the Company, and (iii) there are no commitments of any nature or Contracts, arrangements or undertakings of any kind to which the Seller or the Company is a party or by which it is bound to give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the membership interests or equity securities of the Seller or the Company. The Company has no direct or indirect subsidiaries and no Investments. Upon consummation of the transactions contemplated by this Agreement, the Buyer shall own all of the Units, free and clear of all Liens.
5.4    Required Filings and Consents; No Conflicts. Except for compliance with the HSR Act and as set forth on Schedule 5.4, no consent, waiver, approval, authorization, Order or declaration or filing with, or notification to, any Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Except for (a) any filings under the HSR Act and (b) as set forth on Schedule 5.4, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements will not (i) conflict with or result in the violation of any law, regulation or order of any Governmental Authority applicable to the Company; (ii) require the consent, notice or other action by any Person under, violate or conflict with, or result in a breach or default under or constitute an event that, with or without the giving of notice or the lapse of time or both would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or modify any Contract to which the Company is a party or to which any of its assets or property are subject or under any material permit or government authorization affecting the property, assets or business of the Company; (iii) result in the creation of any Lien on any property or assets of the Company; or (iv) violate or conflict with any provision of the organizational documents of the Company.
5.5    Financial Statements.
(a)    Schedule 5.5(a) sets forth true and complete copies of (i) the audited consolidated balance sheets of the Seller as of December 31, 2012, December 31, 2011 and December 31, 2010, and the related audited consolidated statements of income and changes in members’ equity, and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Financial Statements”), and (ii) the unaudited balance sheet of the Company as of July 31, 2013, and the income statement of the Company for each of the months of January, February, March, April, May, June and July 2013 (the “Interim Financial Statements”).
(b)    The Financial Statements present fairly, in all material respects, the financial position, results of operations, members’ equity and cash flows of the Seller and its subsidiaries at the dates and for the time periods indicated in accordance with GAAP. The Interim Financial

Exhibit 10.145

Statements present fairly, in all material respects, the financial position and the results of operations of the Company at the date and for the period indicated in accordance with GAAP, and have been prepared in a manner consistent with past practices of the Company subject to year-end and other normal or recurring year-end adjustments and the absence of notes. The Financial Statements have been prepared from, and in accordance with, the books and records of the Seller and its subsidiaries, which books and records have been regularly kept and maintained in accordance with the normal and customary practices of the Seller and its Subsidiaries. The Interim Financial Statements have been prepared from, and in accordance with, the books and records of the Company, which books and records have been regularly kept and maintained in accordance with the normal and customary practices of the Company. The Seller and its subsidiaries maintain accurate books and records reflecting their respective assets and liabilities. The Seller and its subsidiaries maintain, and have maintained for all periods reflected in the Financial Statements, proper and adequate internal accounting controls that provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP. The Company maintains, and has maintained for all periods reflected in the Interim Financial Statements, proper and adequate internal accounting controls that provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Interim Financial Statements in accordance with GAAP.
5.6    Conduct of Business. Since December 31, 2012, the business and operations of the Company have been conducted in the Ordinary Course of Business and there has not been any event or facts that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2012 and except as set forth on Schedule 5.6, the Company has not:
(a)    borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date;
(b)    guaranteed the Indebtedness of any Person;
(c)    made any material change in any method of accounting, method of Tax accounting, or accounting practice of the Company except for the conversion of the Company to a single-member limited liability company treated as a disregarded entity for U.S. federal income tax purposes;
(d)    suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets resulting in losses in excess of $50,000 individually or $500,000 in the aggregate;
(e)    sold, assigned, transferred (including, without limitation, transfers to any employees, stockholders or Affiliates), licensed or subjected to any Lien any material tangible or intangible assets or properties, other than sales of inventory in the Ordinary Course of Business, as measured by reference to the operations of the Company during the six-month period ended on June 30, 2013;

Exhibit 10.145

(f)    authorized or made any capital expenditures or commitments therefor in excess of $50,000 individually or $500,000 in the aggregate;
(g)    amended its certificate of incorporation, limited liability company agreement or equivalent organizational documents except as necessary to convert the Company to a limited liability company;
(h)    issued or sold any capital stock or other equity interests or split, combined or subdivided its capital stock or other equity interests;
(i)    instituted or settled any Proceeding that involved more than $175,000;
(j)    entered into any Material Contracts;
(k)    made any material changes in employee compensation or other employment terms or entered into any employment or collective bargaining agreements;
(l)    made or consummated any acquisition or other strategic transaction, or Investment;
(m)    accelerated the collection of accounts receivable, delayed the payment of accounts payable, accelerated the sale or delivery of inventory or delayed the replenishment of inventory, in each case outside of the Ordinary Course of Business, as measured by reference to the operations of the Company during the six-month period ended on June 30, 2013; or
(n)    agreed to do any of the foregoing.
5.7    Taxes. Except as set forth on Schedule 5.7:
(a)    All Tax Returns required to be filed by or on behalf of the Seller and the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were and are true, correct and complete in all material respects; and all Taxes of the Seller and the Company for a Pre-Closing Tax Period have been fully and timely paid (whether or not such Taxes were shown as due and payable) on such Tax Returns. The Interim Financial Statements reflect an adequate reserve (in accordance with GAAP) for all Taxes relating to the Company or for which the Company is or may be liable. Since the date of the Interim Financial Statements, no Taxes have accrued with respect to the Company other than Taxes arising in the ordinary course of business.
(b)    There are no pending, or to the Knowledge of the Seller or the Company, threatened Proceedings for or relating to any liability in respect of Taxes related to the Seller or the Company for which the Company is or may be liable, nor has the Seller or the Company received any notice from any Taxing Authority indicating that such authority intends to conduct such an audit or investigation relating to the Seller or the Company. There are no matters under discussion with any Taxing Authority relating to Taxes with respect to the Seller or the Company.

Exhibit 10.145

(c)    Neither the Seller nor the Company has received, prior to the date of this Agreement, any written notice of any claim or assessment from any Taxing Authority for deficiencies for Taxes that has not been resolved or paid in full. There are no pending requests for rulings or determinations by or before a Taxing Authority relating to Taxes of the Seller or the Company, and neither the Seller nor the Company has requested a ruling or determination since September 30, 2010 from any Taxing Authority related to Taxes.
(d)    No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations) or the period for filing any Tax Return, in each case with respect to the Seller or the Company, has been executed or filed with any Taxing Authority, and neither the Seller nor the Company has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.
(e)    There are no Liens for Taxes upon any of the assets of the Company or upon the Units, except for Permitted Liens described in clause (a) of the definition of Permitted Liens.
(f)    The Company has been treated as a “disregarded entity” for U.S. federal income tax purposes at all times since the date of its conversion to a limited liability company.
(g)    Item (g) of Schedule 5.7 contains a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which the Seller or the Company does or is required to file Tax Returns. Since September 30, 2010, no claim has been made in writing by any Taxing Authority of a jurisdiction where the Seller or the Company do not file Tax Returns that the Seller or the Company is or may be subject to Tax in that jurisdiction.
(h)    The Seller and the Company have withheld, and paid over as required, each Tax required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(i)    Since September 30, 2010, the Company has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(j)    The Seller and the Company have made available to the Buyer correct and complete copies of all U.S. federal and state income Tax Returns filed for the Seller and the Company for the taxable years ended in December 2009, 2010 and 2011.
(k)    No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any ruling with respect to Taxes has been entered into by or issued with respect to the Company that will bind the Company for any taxable period after the Closing.
(l)    The Company is not a party to or bound by any Tax sharing, Tax allocation, Tax indemnity or similar agreement, arrangement or understanding.

Exhibit 10.145

(m)    The Company (i) has not been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return, and (ii) has no liability for Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by agreement or otherwise.
(n)    The Company has fully complied with all statutes and regulations relating to the accounting for and paying over of unclaimed or abandoned funds or other property.
(o)    The Company has fully complied with all statutes and regulations relating to customs duties and has fully paid all customs duties that were due.
(p)    The Company has not engaged in any operations or activities that are subject to reporting obligations under Section 999 of the Code (relating to international boycotts).
(q)    The Company has timely filed all returns and forms required with respect to any foreign bank or financial accounts in which the Company has any interest or control or signatory authority.
(r)    The representations and warranties contained in this Section 5.7 and Section 5.17 are the sole representations and warranties of the Company and the Seller relating to Taxes.
5.8    Real Property.
(a)    Owned Real Property. The Company does not own any Real Property.
(b)    Leased Real Property. Schedule 5.8(b) sets forth a true and complete description of all Real Property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”). The Company has a valid and subsisting leasehold estate in the Leased Real Property. A true and correct copy of each such lease, license, or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Buyer, and no changes have been made to any Real Property Leases since the date of delivery. With respect to each Real Property Lease: (i) all rents, deposits and additional rents due pursuant to such Real Property lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full; (ii) the Company has not received any written notice that it is in default under any Real Property Lease or that the owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Real Property Lease or the rents or use fees due thereunder; (iii) the Company enjoys peaceful and undisturbed possession of the relevant Leased Real Property; (iv) the Company is not in breach or default under any Real Property Lease; (v) no party to any Real Property Lease has exercised any termination rights with respect thereto; and (vi) no brokerage commissions are owed by the Company with respect to any Real Property Lease. Except as set forth on Schedule 5.8(b), no Affiliate of the Company is the owner or lessor of any Leased Real Property. The Leased Real Property is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient for the operation of the business of the Company as it is currently conducted. Except as set forth on Schedule 5.8

Exhibit 10.145

(b), the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.
(c)    The Company has not received any written notice of any violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting any of the Leased Real Property; pending or threatened condemnation proceedings; or pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to affect the ability to operate any of the Leased Real Property. To the Company’s Knowledge, no owner of any Leased Real Property has received such notice. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
(d)    To the Knowledge of the Company, all certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Authorities having jurisdiction and any requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Leased Real Property, except to the extent that the failure to have any of the foregoing would not materially adversely affect the use of the Leased Real Property in the conduct of the Business or result in a materials loss, are in full force and effect, and will not be invalidated, violated or otherwise adversely affected by the execution or performance of this Agreement or the consummation of any of the transactions contemplated herein.
5.9    Personal Property. Except as set forth in Schedule 5.9, the Company has good and marketable title to, or a valid leasehold interest in, all of its tangible personal property and assets free and clear of all Liens other than Permitted Liens. All items of tangible personal property are in good operating condition and repair and are adequate for their uses, reasonable wear and tear excepted. The inventory of the Company is sufficient for the continued conduct of the business of the Company after Closing and is consistent with levels maintained in the Ordinary Course of Business, as measured by reference to the operations of the Company during the six-month period ended on June 30, 2013.
5.10    Intellectual Property.
(a)    Schedule 5.10 sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, and in the case of unregistered Trademarks, country of use and date of first use, a complete and correct list of all the following Owned Intellectual Property: (i) Patents; (ii) registered Copyrights and applications therefor; (iii) registered Trademarks, unregistered Trademarks, and applications for registration of Trademarks; and (iv) Domain Name registrations and applications therefor.
(b)    Except pursuant to a Material Contract set forth on Schedule 5.11 or as otherwise set forth on Schedule 5.10, all of the Intellectual Property used by the Company in the conduct of its business or otherwise in its possession is owned solely, exclusively and of record by the Company, free from any Liens. Except pursuant to a Material Contract set forth on Schedule 5.11, the Company has not licensed or otherwise granted any right to any Person under any Owned

Exhibit 10.145

Intellectual Property or has otherwise agreed not to assert any such Intellectual Property against any Person.
(c)    Except as set forth on Schedule 5.10, no Proceeding is pending or, to the Knowledge of the Company, threatened, that (i) challenges the rights of the Company in respect of any Intellectual Property or the scope of Intellectual Property, (ii) asserts that the operation of the business of the Company is, was or will be infringing or otherwise in violation of any Intellectual Property, or (iii) claims that any default exists under any Material Contract set forth or required to be set forth on Schedule 5.11(a)(iv). Except as set forth on Schedule 5.10, none of the Owned Intellectual Property is or has been subject to any Order, and the Company has not been subject to any Order in respect of any other Person’s Intellectual Property.
(d)    Except as set forth in Schedule 5.10, no funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Owned Intellectual Property, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim any right in the Owned Intellectual Property.
(e)    To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any of the Intellectual Property owned, used or held for use by the Company, and no such Proceeding has been initiated by the Company since September 30, 2010.
(f)    The conduct of the Company’s business (including the Products and services of the Company), as currently conducted and as conducted in the past three years, does not infringe, misappropriate, or otherwise violate and has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person, and there has been no such Proceeding in the past three years against the Company.
(g)    The Company has implemented reasonable plans and systems to provide for the backup and recovery of the data and information critical to the conduct of their respective businesses.
(h)    The Company has complied with all applicable Laws relating to privacy, data protection, and the collection and use of personally identifiable information in all material respects.
(i)    The representations and warranties contained in this Section 5.10 are the sole representations and warranties of the Company and the Seller relating to Intellectual Property.
5.11    Material Contracts.
(a)    Schedule 5.11 sets forth, by reference to the applicable subsection of this Section 5.11, each Contract to which the Company is a party to or to which any of the assets the Company are bound, (i) governing the borrowing of money or the Guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Company; (ii) providing for or addressing the terms and conditions of the employment of any Person; (iii) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market or not to solicit or hire any Person including any covenant not to compete with respect to manufacturing, marketing, distribution or sale of any Product or product

Exhibit 10.145

line; (iv) licensing the Owned Intellectual Property; (v) involving any Affiliate, directors, managers, officers, employees, stockholders or members of the Company; (vi) granting to any Person a first‑refusal, first‑offer or similar preferential right to purchase or acquire any right, asset or property, including, but not limited to, any ANDA, of the Company; (vii) pertaining to the lease of real or personal property (including the Real Property Leases); (viii) involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by the Company with any other Person; (ix) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise; (x) granting a power of attorney to any Person; (xi) requiring the Company to make minimum purchases or containing any take-or-pay provisions; (xii) containing any exclusivity provision or most-favored nation provision (for avoidance of doubt, a chargeback provision in and of itself is not a most-favored nation provision); (xiii) entered into in the Ordinary Course of Business which has resulted in or would reasonably be expected to result in the payment or receipt of an amount in excess of $100,000 in a calendar year or any Contract entered into outside of the Ordinary Course of Business (the Contracts described in clauses (i)-(xiii) are each, a “Material Contract” and collectively, the “Material Contracts”).
(b)    The Company has provided to the Buyer true and complete copies of each Material Contract, as amended through the Closing Date. Each Material Contract is a valid, binding and enforceable obligation of the Company and is in full force and effect and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. With respect to the Material Contracts listed on Schedule 5.11 (or required to be listed on Schedule 5.11), except as set forth on Schedule 5.11 (i) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default under or in violation of any Material Contract; (ii) no event has occurred that, with notice or lapse of time or both, would constitute such a default or violation or would cause or permit the acceleration of any material right or obligation or the loss of any material benefit thereunder; and (iii) no party to a Material Contract has repudiated any of the terms thereof or, to the Knowledge of the Company, threatened to terminate, cancel or not renew any Material Contract.
5.12    Insurance. Schedule 5.12 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all insurance policies to which the Company is a party, named insured or otherwise the beneficiary of coverage, or under which the Company or any director or officer of the Company is or has been a party, an insured or otherwise the beneficiary of coverage. With respect to each such policy: (i) the Company has timely paid all premiums due and (ii) no notice of cancellation or termination or non-renewal has been received. There is no material claim in respect of the Company pending under any of such policies as to which coverage has been denied by the underwriters of such policies. The Company has complied in all material respects with the terms and conditions of all such policies, and all such policies are in full force and effect and shall remain in full force and effect at and after the Closing. To the Company’s Knowledge, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.
5.13    Litigation and Orders.

Exhibit 10.145

(a)    Except as set forth in Schedule 5.13(a), there are no, and since September 30, 2010, there has not been, any Proceedings or investigations before any Governmental Authority or arbitrator or, to the Knowledge of the Company, threatened, against the Company.
(b)    Except as set forth in Schedule 5.13(b), there are no Proceedings pending or, to the Company’s Knowledge, threatened against or by any current or former officer, director, manager, shareholder or member of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation. To the Knowledge of the Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.
5.14    Compliance with Laws. The Company is in compliance in all material respects with Laws and Orders applicable to its business, properties or operations as presently conducted, except as set forth in Schedule 5.14. Since September 30, 2010 and except as set forth in Schedule 5.14, the Company has not received any written notice alleging any violation in any material respect by the Company with respect to any applicable Laws which apply to the conduct of the business, or the ownership, lease or operation of the properties or assets, of the Company.
5.15    Permits. Except as set forth on Schedule 5.15, the Company possesses all Permits necessary for the lawful conduct or operation of its businesses as presently conducted, except for any failure to possess any Permits that would not have a Material Adverse Effect. To the Knowledge of the Company, no proceeding before any Governmental Authority to revoke, withdraw or terminate any material Permit is pending or threatened. The Company is in material compliance with the terms of all such Permits, and all such Permits are valid and in full force and effect.
5.16    Labor Matters.
(a)    Compliance with Labor and Employment Laws. Since September 30, 2010, the Company is and has been in compliance all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. Except as set forth in Schedule 5.16, all employees are properly classified in all material respects as non-exempt or exempt under the Fair Labor Standards Act and state and local wage and hour laws. Except as set forth in Schedule 5.16, there are no actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

Exhibit 10.145

(b)    Union Contracts.  Since September 30, 2010 and except as disclosed on Schedule 5.16, (i) the Company is not a party to or bound by any union contract or collective bargaining agreement, (ii) the Company has not agreed to recognize any union or other collective bargaining representative, (iii) no union or collective bargaining representative has been certified as representing the employees of the Company and (iv) no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company. The Company has not experienced any labor strike, dispute, slowdown or stoppage or any other labor difficulty since September 30, 2010 and, to the Knowledge of the Company, there are no facts or circumstances that may lead to any such labor dispute.
(c)    List of Employees, Etc. Schedule 5.16 sets forth a list of all employees of the Company, their respective positions, their status under the Fair Labor Standards Act, date of hire, leave status, whether they are subject to any employment agreement including any confidentiality, non-compete or assignment of invention agreement, and the rates of all regular and special compensation and commissions payable to each such Person in any and all capacities and any regular or special compensation or commissions that will be payable to each such Person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation. To the Knowledge of the Company and except as set forth in Schedule 5.16, no employee of the Company intends to terminate his or her employment relationship with the Company.
(d)    At-Will Employment, Terminated Employees and Severance Obligations. Except as set forth on Schedule 5.16, (i) no employee has been involuntarily terminated since September 30, 2010, (ii) there have been no lay-offs since September 30, 2010, (iii) all employees of the Company are employed on an at-will basis, and (iv) the Company does not have any severance obligations to any employee in excess of $25,000.
(e)    IRCA. To the Knowledge of the Company, all current employees of the Company who work in the United States are legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for current employees hired prior to the Closing Date.
(f)    Unemployment, Social Security and Other Benefits. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). All liabilities related to employees, including those for salary, vacation pay, bonuses, commissions and other compensation have been paid or accrued in full. There are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability.
(g)    Manuals, Handbooks, Policies, etc. True and complete copies have been made available to the Buyer of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company.

Exhibit 10.145

(h)    Compliance and Investigations. The Company, including its officers, has not received since September 30, 2010 (i) any notice of a violation or potential violation or a notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or (ii) any notice from any employee or former employee of a claim or threatened claim against the Company. To the Knowledge of the Company, no such investigation or claim is in progress.
(i)    To the Company’s Knowledge, the Company is not a joint employer with, single employer with, co-employer with, or alter ego of, any other Person (and no claim to the contrary has been received), and, to the Company’s Knowledge, any employee of any Person other than the Company providing services to the Company on the premises of the Company is covered by workers’ compensation insurance.
(j)    To the Company’s Knowledge, no employee of the Company is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company, or (ii) to the knowledge or use of Trade Secrets or proprietary information.
(k)    The Company is and has been in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state, provincial or local law relating to plant closings and layoffs.
(l)    The Company is not and has never been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, or (iii) required to maintain an affirmative action plan.
5.17    Employee Benefit Plans.
(a)    Schedule 5.17 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated within the six-year period prior to the date of this Agreement) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, managers, officers, stockholders, consultants, or independent contractors of the Company or any member of the Controlled Group that are sponsored or maintained by the Company or any member of the Controlled Group or with respect to which the Company or any member of the Controlled Group has made or is required to make payments, transfers, or contributions (all of the above being individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively).
(b)    With respect to each Employee Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) the plan document together with

Exhibit 10.145

all amendments; (ii) where applicable, copies of any trust agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iii) copies of any summary plan descriptions, summaries of material modifications, and employee handbooks relating to any Employee Plan; (iv) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Employee Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; and (vi) copies of material notices, letters or other correspondence from any Governmental Authority dated within the six-year period prior to the date of this Agreement.
(c)    With respect to each Employee Plan, no such plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA; (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iii) subject to the minimum funding standards of Section 302 or Section 303 of ERISA or Section 412 or Section 430 of the Code.
(d)    Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company.
(e)    Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under an Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, (or, in the case of an Employee Plan maintained pursuant to the adoption of a prototype or volume submitter document, the IRS has issued an opinion or advisory letter to the sponsor of the prototype or volume submitter document stating that the form of such document is acceptable for the establishment of a qualified retirement plan) and nothing has occurred since the date of any such determination or opinion or advisory letter (as appropriate) that could reasonably be expected to give the IRS grounds to revoke such determination or to cause the unavailability of reliance on such determination, opinion or advisory letter from the Internal Revenue Service, as applicable.
(f)    With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(g)    There is no pending or, to the Knowledge of the Company, threatened Proceeding of any kind before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits that are being handled in the Ordinary Course of Business).

Exhibit 10.145

(h)    All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.
(i)    All contributions required to be paid with respect to workers’ compensation arrangements of the Company have been made or accrued as a liability in the Financial Statements and the Interim Financial Statements.
(j)    Other than as required under Section 601 et seq. of ERISA or other applicable Law, no Employee Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.
(k)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Seller or the Company to severance pay or any other payment by the Company; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Employee Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
5.18    Environmental.
(a)    Except as set forth in Schedule 5.18(a), the Company and the Predecessor thereof, are, and always have been, in compliance with Environmental Laws.
(b)    Except as set forth in Schedule 5.18(b), the Company possesses and is in compliance with all Permits relating to the Environmental Laws necessary to conduct its business as presently conducted and has not received any written communication to or from any Governmental Authority or any other Person arising out of or in connection with any non-compliance or potential liability related to Hazardous Substances.
(c)    Except as set forth in Schedule 5.18(c), the operations of the Company have not resulted in any release of Hazardous Material on any Real Property currently leased by the Company.
(d)    Except as set forth in Schedule 5.18(d), the Company does not own or operate any underground storage tanks regulated under the Environmental Laws.
(e)    No wastes generated by the Company or the Predecessor thereof have been sent, transferred, transported to, treated, stored, or disposed of at any property that does or may require investigation or clean-up, including any site listed or proposed for listing on the National

Exhibit 10.145

Priority List promulgated pursuant to CERCLA or to any site listed on any state list of sites requiring or recommended for investigation or clean-up.
(f)    There is, and has been, no environmental audit, investigation, inspection, report, sampling report, remediation report or other report conducted by or on behalf of the Company or any Predecessor thereof or by any Governmental Entity or other third party of or related to the environmental condition of the property that is currently, or has been, owned, leased, operated or used by the Company or any Predecessor thereof, which has not been made available to Buyer prior to the date hereof
(g)    The representations and warranties contained in this Section 5.18 are the sole representations and warranties of the Seller and the Company relating to Environmental Laws or environmental matters.
5.19    Product Liability; Recalls.
(a)    Except as set forth on Schedule 5.19(a), since September 30, 2010, no product liability claims by any third party or any notice of investigation from a Governmental Authority have been received by the Company and, to the Company’s Knowledge, no such product liability claims or investigations have been threatened against the Company relating to marketing and sale of the Products developed, tested, manufactured, marketed, distributed or sold by the Company, and to the Company’s Knowledge, there are no facts or circumstances that would reasonably give rise to a Proceeding for product liability. There is no Order outstanding against the Company relating to product liability claims or Governmental Authority investigations.
(b)    Except as set forth on Schedule 5.19(b), there has been no recall of Products conducted by the Company since September 30, 2010.
5.20    Other Liabilities. The Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the date hereof, except (i) liabilities reflected on the Financial Statements, (ii) liabilities reflected on or accrued or adequately reserved against in the Interim Financial Statements, (iii) liabilities which have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business, (iv) liabilities or obligations under Material Contracts or under contracts and commitments which are not required to be disclosed in Schedule 5.11, other than those arising from a breach or default under any of the foregoing, (v) liabilities under the Employee Plans listed on Schedule 5.17 or (vi) as otherwise set forth on Schedule 5.20.
5.21    Customers and Suppliers.
(a)    Schedule 5.21(a) contains a true and complete list of: (i) the 20 largest customers of the Company in respect of their combined gross sales during the fiscal year ended December 31, 2012; and (ii) the 20 largest customers of the Company in respect of their combined gross sales during the seven-month period ended July 31, 2013 (the customers in clauses (i) and (ii) collectively, the “Major Customers”). Except as set forth in Schedule 5.21(a) since December

Exhibit 10.145

31, 2012, the Company has not received written notice that is material individually or in the aggregate with other written notices from a Major Customer that any such Major Customer intends to discontinue, reduce, or adversely modify its relationship with the Company.
(b)    Schedule 5.21(b) contains a true and complete list of: (i) the 12 largest suppliers of the Company (as determined by combined dollar volume) for the fiscal year ended December 31, 2012; (ii) the 12 largest suppliers of the Company (as determined by combined dollar volume) for the seven-month period ended July 31, 2013; and (iii) each active pharmaceutical ingredient supplier who constitutes a sole source of supply to the Company of such active pharmaceutical ingredient (the suppliers in clauses (i), (ii) and (iii), collectively, the “Major Suppliers”). Except as set forth in Schedule 5.21(a) since December 31, 2012, the Company has not received written notice that is material individually or in the aggregate with other written notices from a Major Supplier that any such Major Supplier intends to discontinue, reduce or adversely modify its relationship with the Company.
5.22    Related Party Transactions. Except as set forth on Schedule 5.22, none of the Company, any Member, the Seller nor any current or former director, officer, shareholder, member or employee of the Seller or the Company has or during the last fiscal year has had any direct or indirect interest  in, or is or during the last fiscal year was, a director, officer or employee of, or had a significant economic interest in, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company. Except as set forth on Schedule 5.22, none of any Member, the Seller nor any current or former director, officer, shareholder, member or employee of the Seller or the Company has or during the last fiscal year has had any direct or indirect interest in any material property, asset or right that is owned or used by the Company in the conduct of its business. Except as set forth in Schedule 5.22, there is no outstanding Indebtedness to the Company of any Member, current or former director, officer, shareholder, member, employee or consultant of the Company or the Seller or any of their Affiliates.
5.23    Regulatory Matters.
(a)    Except as set forth on Schedule 5.23(a), since September 30, 2010, the Company has been (and the Company has not received notice that any of its third party manufacturers, warehouses or distributors of Products has not been) in material compliance with good manufacturing practices and/or, as applicable, good distribution practices, as regulated or required by the Governmental Authorities. The Company is in compliance in all material respects with applicable (i) labeling regulations in 21 CFR Part 201, (ii) prescription drug advertising regulations in 21 CFR Part 202, and (iii) regulations on reports in 21 CFR 314.80 and 314.81. The Company, and to the Company’s Knowledge any third-party manufacturer, developer or distributor acting on behalf of the Company, is in material compliance with all applicable registration and listing requirements, including, for example, those set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable Laws to the extent such compliance is related to the activities being performed by or on behalf of the Company. Except as set forth in Schedule 5.23(a), no Product in inventory is adulterated or misbranded or, if already sold, was adulterated or misbranded at the time of sale. Except as set forth in Schedule 5.23(a), all Product labeling is in compliance with all

Exhibit 10.145

Governmental Authority requirements, and all advertising and promotional materials of the Company are in material compliance with Governmental Authority requirements.
(b)    Except as set forth on Schedule 5.23(b), since September 30, 2010, the Company has not received nor, to the Company’s Knowledge, have any of the Persons with which it does business received, any inspection observations, Form 483s or any written communication regarding, and has not been and is not now subject to, any adverse inspection, compelled or voluntary recall, investigation, regulatory enforcement action (including seizure, injunction, civil penalty or criminal action), penalty for corrective or remedial action or corrective action plan by any Governmental Authority, in each case that relates to (i) the Products or (ii) any facility in which the Products are manufactured or stored. There is no pending regulatory action, or on-going inquiry of any sort against the Company or the Products. Without limiting the foregoing, (A) except as set forth in Schedule 5.23(b), there have been no Product warnings, notifications or safety alerts conducted or issued by the Company or any Governmental Authority or otherwise with respect to the Products since September 30, 2010, and none of the foregoing has been requested or demanded by any Governmental Authority; and (B) the Company has not been convicted of, charged with, or investigated for, any crime or engaged in any conduct which would reasonably be expected to result in criminal liability, civil fraud charges by a Governmental Authority, debarment or disqualification by any Governmental Authority, and no criminal, injunctive, seizure or civil penalty actions have at any time been commenced or threatened by any Governmental Authority against the Company, and there are no consent decrees or similar actions to which the Company is bound or which relate to any of the Products.
(c)    For each Product, the Company made available to Buyer the Regulatory Files and such Regulatory Files containing copies of all adverse event reports received by the Company and relating to the Products for the period and to the extent that such adverse event reports are required by Law to be maintained.
(d)    All results of studies, tests and trials that have been incorporated into Product submissions to Governmental Authorities and all material information related to all such studies, tests and trials, including communications with clinical trial sites, have been made available to Buyer.
(e)    Except as set forth on Schedule 5.23(e), each Product approved for sale meets the applicable legal requirements in all material respects of the applicable jurisdiction in which such product is being commercially distributed and all Regulatory Approvals have been duly obtained and are in full force and effect.
(f)    Except as set forth on Schedule 5.23(f), no Contention seeking the recall, withdrawal, suspension or seizure of any of the Products, or otherwise challenging any final Regulatory Approvals or the manufacture, distribution, marketing or sale of any marketed Product, is pending or, to the Knowledge of the Company, threatened.
(g)    To the Knowledge of the Company, no director, officer or service provider of the Company has made any fraudulent statement to any Governmental Authority, failed to disclose any material fact required to be disclosed to any Governmental Authority, or committed an act,

Exhibit 10.145

made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for any Governmental Authority to invoke its policies regarding such matters, for example the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), nor, to the Knowledge of the Company, has any director, officer or service provider of the Company been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) (or any equivalent Law) or authorized by 21 U.S.C. Section 335a(b) (or any equivalent Law). Neither the Company nor any of their current or former employees during the time of their employment with the Company has been debarred or received written notice of action or, to the Knowledge of the Company, threat of any Contention with respect to debarment under the provisions of 21 U.S.C. Section 335a or any other Law.
(h)    To the Knowledge of the Company, all applications and other documents submitted by the Company or by any Person with which it does business to the FDA, DEA and all other applicable Governmental Authorities in connection with a Permit or Regulatory Approval were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modifications to such applications and other documents required under applicable Law have been submitted and were true and correct in all material respects at the time of submission.
(i)    Except as set forth in Schedule 5.23(i), the Company has not received notice from any third-party manufacturer of any material unscheduled interruption of supply or manufacturing capacity, shortage of raw materials, components or other manufacturing problems that would have a material effect on the manufacture of the Products, nor to the Knowledge of the Company do any conditions exist that reasonably could be expected to lead to such manufacturing problems.
(j)    The Company is, and has been since its implementation August 1, 2013, in material compliance with the Physician Payment Sunshine Act (§6002 of the Patient Protection and Affordable Care Act), as amended.
(k)    Schedule 5.23(k)(i) sets forth a true and complete list of all Regulatory Approvals relating to the ability of the Company to research, manufacture, package or market each of the Products for which an ANDA is set forth on Schedule 1.1(a), including the ANDAs. There are no Regulatory Approvals required for the ANDAs other than set forth on Schedule 5.23(k)(i). All such Regulatory Approvals are: (i) validly registered and on file with the applicable Governmental Authority; (ii) in compliance with all formal filing and maintenance requirements; and (iii) in good standing, valid and enforceable. The Company has filed all required notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other information for the ANDAs with all Governmental Authorities. Except as set forth in Schedule 5.23(k)(ii), the Company possesses all Regulatory Approvals required for the conduct of its business as currently conducted.
(l)    On December 13, 2012, *** received a letter from the Drug Enforcement Administration of the U.S. Department of Justice stating that 2013 procurement quota relating to DEA Drug Code *** whose name is *** was
*** kilograms of ***. On January 14, 2013, *** received a letter from the Drug Enforcement

Exhibit 10.145

Administration of the U.S. Department of Justice stating that 2013 procurement quota relating to *** was increased by *** kilograms of ***. On February 7, 2013, *** received a letter from the Drug Enforcement Administration of the U.S. Department of Justice stating that 2013 procurement quota relating to *** was increased by *** kilograms of ***. On June 4, 2013, *** received a letter from the Drug Enforcement Administration of the U.S. Department of Justice stating that 2013 procurement quota relating to *** was increased by *** kilograms of ***.
5.24    Certain Payments; FCPA; OFAC.
(a)    Certain Payments. None of the Company nor, to the Knowledge of the Company, any director, officer, employee or other Person associated with or acting on behalf of any of them, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or (iv) in violation of any Law.
(b)    FCPA. Without limiting the generality of Section 5.24(a), none of the Company, the Seller, the Members or, to the Company’s Knowledge, any current or former director, officer, employee or other Person associated with or acting on behalf of any of them, is aware of or has taken any action, directly or indirectly, that is in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and its Affiliates have conducted their businesses in compliance in all material respects with the FCPA.
(c)    OFAC. None of the Company, the Seller, the Members or, to the Company’s Knowledge, any current or former director, officer, employee or other Person associated with or acting on behalf of any of them, is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
5.25    Bank Accounts. Schedule 5.25 sets forth a true and complete list of (a) the name and address of each bank with which the Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company.
5.26    Brokers. Except as set forth in Schedule 5.26, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Company in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person

Exhibit 10.145

is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company.
ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:
6.1    Existence and Good Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.
6.2    Power. The Buyer has full corporate power and authority to execute, enter into, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements. The Board of Directors of the Buyer has taken all action required to authorize the execution and delivery of this Agreement, the performance of the Buyer’s obligations hereunder and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance by the Buyer of this Agreement.
6.3    Validity and Enforceability. This Agreement and each of the Ancillary Agreements have been duly authorized, executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Seller, represent the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms.
6.4    No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the charter or bylaws of the Buyer, or violate, or be in conflict with, or allow the termination of, or constitute a default under, or cause the acceleration of the maturity of, or create a lien under, any material debt or obligation pursuant to any material agreement or commitment to which the Buyer is a party or by which the Buyer is bound, or, except for compliance with the HSR Act, violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which the Buyer is subject.
6.5    Litigation. There is no action, proceeding or investigation pending or threatened against the Buyer, which, if adversely determined, would adversely affect the Buyer’s performance under this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.
6.6    Consents and Government Authority Approval. Except for compliance with the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any Person or Governmental Authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby.
6.7    Buyer Status. The Buyer has knowledge, skill and experience in business and financial matters and has had (a) an opportunity to discuss the Company’s business, management, and financial affairs with the Seller and the Company’s management, and (b) an opportunity to review the diligence materials provided to the Buyer by the Seller. Nothing in this Section 6.7

Exhibit 10.145

limits or modifies the representations and warranties set forth in Article 4 and Article 5 of this Agreement or the right of the Buyer to rely thereon.
6.8    Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer.
6.9    Capital Adequacy; Solvency.
(a)    On the Closing Date, the Buyer will have cash in an aggregate amount sufficient to pay all of the consideration payable to the Seller as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Units and to pay all related fees and expenses.
(b)    The Buyer represents and warrants that immediately after the sale of the Units and the other transactions contemplated hereby, the Buyer will have a positive net worth (calculated in accordance with GAAP) and will not be insolvent (as defined in the U.S. Bankruptcy Code).
ARTICLE 7: TAX MATTERS
7.1    Tax Treatment. The parties agree that for U.S. federal and state income tax purposes, the transaction shall be treated as the purchase of the assets of the Company by the Buyer. Except as required by this Agreement, applicable Law or a Taxing Authority pursuant to a Tax Claim, without the prior written consent of Buyer, the Seller (and, prior to the Closing, the Company) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of (a) Seller or (b) the Company with respect to a Pre-Closing Tax Period (other than with respect to any action taken by the Company with respect to the preparation or filing of any Buyer Prepared Tax Return) and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any such Tax asset.
7.2    Tax Returns of the Seller. Except as provided in Section 7.3, the Seller shall prepare or cause to be prepared all Tax Returns required to be filed for all periods ending on or before the Closing Date with respect to the Company or its assets (“Seller Prepared Tax Returns”). All Tax Returns required to be filed pursuant to this Section 7.2 shall be filed in a manner consistent with prior practices, unless (i) otherwise required by applicable Law or (ii) the Seller concludes that there is no reasonable basis for such position. The Seller shall timely file or cause to be timely filed all such Seller Prepared Tax Returns and shall timely pay or cause to be timely paid all such Taxes due with respect to such Seller Prepared Tax Returns. The Seller will not file a consolidated U.S. federal income Tax Return as part of any affiliated group of corporations with the Company pursuant to

Exhibit 10.145

Section 1502 of the Code for any Pre-Closing Tax Period or any Pre-Closing Straddle Period or any portion thereof. The Seller will not file a consolidated or combined income Tax Return with the Company in any state for any Pre-Closing Tax Period or any Pre-Closing Straddle Period or any portion thereof, except to the extent such filing is required by Law or due to prior practices.
7.3    Tax Returns of the Buyer. To the extent permitted under applicable Law, the Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of, if any, the Company or its assets for a Straddle Period (“Buyer Prepared Tax Returns”). All Tax Returns required to be filed pursuant to this Section 7.3 shall be filed in a manner consistent with prior practices, unless (i) otherwise required by applicable Law, (ii) the Buyer concludes that there is no reasonable basis for such position or (iii) such change will not have an adverse effect on the Seller. The Seller shall promptly pay, or cause to be promptly paid, to the Buyer the amount of such Tax for which the Seller is responsible pursuant to this Agreement for any such Buyer Prepared Tax Return, to the extent not paid or accrued at or before the Closing. The Buyer shall timely pay or cause to be timely paid all such Taxes due with respect to such Buyer Prepared Tax Returns.
7.4    Tax Refunds. The Buyer shall pay to the Seller any refunds of Taxes, net of any Taxes payable by Buyer which result from the receipt or utilization of such refund, with respect to the Company that relate to a Pre-Closing Tax Period within 10 days of the receipt or utilization of such refund. At the reasonable request of the Seller, the Buyer shall use commercially reasonable efforts to pursue or to assist the Seller in pursuing any claims for refund of Taxes of the Company that are pending as of the Closing Date. The Seller shall pay to the Buyer any refunds of Taxes with respect to the Company that relate to any period ending after the Closing Date, including any Post-Closing Straddle Period, net of any Taxes payable by the Seller that result from the receipt of such refund. The Seller shall make payment of any such refund described in the third sentence of this Section 7.4 to the Buyer within 10 days of the receipt of such refund.
7.5    Apportionment. For purposes of this Agreement, any Taxes with respect to the assets of the Company for any Straddle Period shall be apportioned between the portion of such period up to and including the Closing Date (such portion, a “Pre-Closing Straddle Period”) and the portion of such period that begins the day after the Closing Date (such portion, a “Post-Closing Straddle Period”) based on a per diem basis. For purposes of this Section 7.5, any exemption, deduction, credit or other item with respect to the assets of the Company that is calculated on an annual basis shall be allocated to the portion of the Straddle Period in the same manner. For the avoidance of doubt, the Seller shall be liable for the proportionate amount of such Taxes that are attributable to the Pre-Closing Straddle Period, and the Buyer shall be liable for the proportionate amount of such Taxes that are attributable to the Post-Closing Straddle Period. Proration of such Taxes that are undetermined as of the Closing Date (1) shall be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, recently voted millage, change in valuation, and similar items, whether or not officially certified to the appropriate Taxing Authority as of the Closing Date, (2) shall use a 365-day year and (3) if any Tax proration is based upon an estimate at Closing, a post-Closing adjustment shall be made by cash settlement between the Buyer and the Seller within 30 days after receipt of the actual expense invoices or Tax bill, which adjustment obligation shall survive the Closing. The Buyer shall be responsible for any increase in Taxes or additional Taxes or assessments imposed on or with respect to the assets of the Company after the

Exhibit 10.145

Closing, whether by reason of the purchase and sale effected by this Agreement, or any subsequent change of ownership or use, other than Transfer Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 7.5 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes after the remitting party has provided reasonable evidence to the other party that such Taxes have been paid.
7.6    Cooperation; Audits. The Buyer and the Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the preparation and filing of any Tax Return or other filings (including, without limitation, requests for Tax Clearance Certificates pursuant to Section 7.9 and the substantiation of any payment pursuant to Section 11.3(f)) relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other Tax Claim, including the furnishing or making available upon reasonable request of records, personnel, powers of attorney or other materials relating, in each case, to Taxes of the Company and the provision of timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Company for Taxable periods for which the other party may be liable pursuant to this Agreement.
7.7    Transfer Taxes. All applicable transfer Taxes (including sales, real property transfer, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and other similar charges), including any penalties, interest and additions to Tax, but excluding any Taxes based on or attributable to income or gains (“Transfer Taxes”) payable in connection with transactions contemplated by this Agreement or the documents giving effect to such transactions shall be paid 50% by the Buyer and 50% by the Seller. The parties shall cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes, including joining in the execution of any such Tax Return or other documentation where necessary. The Seller and the Buyer shall, upon request of the other party, use their commercially reasonable efforts to obtain any certificate or other document from any person as may be necessary to mitigate, reduce or eliminate any Transfer Tax. Unless otherwise required by applicable Law, the Seller shall be responsible for preparing and timely filing any Tax Return relating to Transfer Taxes, and the Seller shall provide the Buyer copies of all Tax Returns and other documentation for Transfer Taxes and reasonable evidence that all Transfer Taxes have been timely paid.
7.8    Amendment of Tax Returns. Except as required by applicable Law or a Taxing Authority pursuant to a Tax Claim, neither the Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return with respect to the Company or its assets that relates to a Pre-Closing Tax Period without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Except as required by applicable Law or a Taxing Authority pursuant to a Tax Claim, the Seller shall not amend, refile, revoke or otherwise modify any Tax Return with respect to the Company that relates to a Pre-Closing Tax Period that would adversely affect the Company or the Buyer or its assets without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Exhibit 10.145

7.9    Tax Clearance Certificates. At the Buyer’s written request, the Seller shall notify the applicable Taxing Authority of the transactions contemplated by this Agreement in the form and manner required by such authority if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of the Seller. If, with respect to any application for a Tax Clearance Certificate made pursuant to this Section 7.9, any Taxing Authority asserts that the Seller is liable for any Tax, the Seller shall promptly pay or promptly cause to be paid all such amounts and shall provide reasonable written evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied. The Seller shall provide to the Buyer at or before the Closing any Tax Clearance Certificates that are requested by the Buyer at least ten business days prior to the Closing Date.
7.10    Certain Inventory. If applicable, the Buyer shall execute and deliver to the Seller a duly completed and executed State of Florida certificate of exemption with respect to items of inventory. Such certificate of exemption shall state that the tangible personal property purchased will be for the purpose of resale.
7.11    Tax Treatment of Indemnity Payments. Any payment made pursuant to Article 11 of this Agreement shall be treated as an adjustment to the Purchase Price (as finally determined), to the extent permitted by applicable Law.
7.12    Tax Claims. The Buyer and the Seller will promptly notify the other in writing upon the receipt of notice from any Taxing Authority of any pending or threatened claim, litigation, controversy or Proceeding related to Taxes of the Company for which such other party may be liable (each, a “Tax Claim”). Seller shall, at its own expense, have the sole right to control any Tax Claim for any Pre-Closing Tax Period (other than any Straddle Period) except that no settlement that would adversely affect the Company or the Buyer for any Post-Closing Tax Period may be agreed to without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller shall keep the Buyer reasonably informed with respect to such defense. The Buyer shall, at its own expense, have the right to control any Tax Claim for any Straddle Period; provided that with respect to any such Tax Claim, (i) the Buyer shall keep the Seller reasonably informed with respect to such defense, (ii) the Buyer shall consult with the Seller before taking any significant action in connection with such Tax Claim, and (iii) the Buyer shall not settle or compromise any such Tax Claim without the prior written consent of the Seller, which consent shall not unreasonably be withheld or delayed. Except as otherwise specifically provided for in this Section 7.12, a Tax Claim that is covered by the indemnity obligations of Article 11 shall be handled as a Liability Claim described in Section 11.2.
7.13    Survival. The provisions of this Article 7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Exhibit 10.145

ARTICLE 8: COVENANTS AND AGREEMENTS
8.1    Access to Information. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Section 10.1, the Seller shall, and shall cause the Company and its representatives to, (a) afford the Buyer and its representatives (collectively, “Buyer’s Advisors”), at Buyer’s sole risk and expense, reasonable access during normal business hours to the Company’s properties and personnel, (b) furnish Buyer and Buyer’s Advisors with copies, at Buyer’s sole expense, of all such contracts, books and records, Tax Returns related to the assets of the Company, permits and other existing documents and data as Buyer may reasonably request, but only to extent that Seller or the Company may do so without violating applicable Laws or any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller or the Company, (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating and other data and information as Buyer may reasonably request at Buyer’s sole expense but only to the extent that Seller or the Company may do so without violating applicable Laws, and (d) furnish the Buyer and the Buyer’s advisors with reasonable access to the Company’s key customers and suppliers (including manufacturers). All requests for access shall be made to Seller only. Buyer’s investigation shall be conducted in a manner that minimizes as much as reasonably possible interference with the operations of the Company. Buyer and Buyer’s Advisors shall not have access to employment records of individual employees prior to Closing. All information obtained by Buyer and Buyer’s Advisors shall be subject to the terms of the Confidentiality Agreement.
8.2    Conduct of Business in Normal Course. The Seller covenants and agrees, from and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement pursuant to Section 10.1, to, and to cause the Company to (a) preserve present relationships and good will with suppliers, customers, landlords and creditors of the Company, (b) operate the business of the Company in the Ordinary Course of Business, (c) maintain the Company’s books and records in accordance with good business practice, GAAP and the Accounting Principles, (d) maintain all Permits that are necessary and currently possessed in relation to the Company’s business, (e) not make any material changes in employee compensation or other employment terms or enter into any employment or collective bargaining agreements or terminate any employees without the Buyer’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that the Company may pay to each of the Members and their spouses, as the case may be, regularly scheduled payments of salary and benefits under any Employee Plan, (f) not issue or sell options, warrants to purchase or rights to subscribe to, or enter into any arrangement or Contract with respect to any of the Seller’s or the Company’s limited liability company membership interests or any of the Seller’s or the Company’s other equity interests or securities, or make any other changes in the capital structure of the Seller or the Company, (g) not make, declare, set aside or pay any dividend or other distribution of any nature, directly or indirectly, to the Seller or the Members on or in respect of any of the membership interests of the Company, (h) not permit either the Company or the Seller, directly or indirectly, to issue, redeem, retire, purchase or otherwise acquire any of its limited liability company membership interests, (i) not permit any of its assets to be subjected to any mortgage, pledge, lien, security, interest, encumbrance, restriction, or charge of any kind, except for those arising by operation of law and except for those subjected in the Ordinary Course of Business, and (j) not accelerate the collection of accounts receivable,

Exhibit 10.145

delay the payment of accounts payable, accelerate the sale or delivery of inventory or delay the replenishment of inventory, in each case under this clause (j) outside of the Ordinary Course of Business, as measured by reference to the operations of the Company during the six-month period ended on June 30, 2013. Without limiting the generality of the foregoing, the Seller shall not take, or permit the Company to take, any action that would be required pursuant to Section 5.6 to be disclosed on Schedule 5.6 without the Buyer’s prior written consent, which consent shall not be unreasonably withheld.
8.3    Notification of Certain Matters.
(a)    The Buyer shall notify Seller promptly after Buyer obtains knowledge of (i) any state of facts, development, change, event, circumstance, condition, occurrence or effect that has caused or could reasonably be expected to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof until the Closing Date, (ii) any failure on Buyer’s part to perform or observe in any respect any covenant or agreement to be performed or observed by it hereunder prior to or on the Closing Date, (iii) the institution, or the threat of institution, of any legal Proceeding against the Buyer or any of its Affiliates related to this Agreement or the transactions contemplated hereby, (iv) the assertion by any third Person that any consent, waiver, approval or authorization of, or other action by, such third Person is required in connection with the transactions contemplated hereby, or (v) any state of facts, development, change, event, circumstance, condition, occurrence or effect that could reasonably be expected, individually or taken collectively with all other states of fact, developments, changes, events, circumstances, conditions, occurrences or effects, to prevent or materially delay or impede Buyer’s ability to fulfill its obligations set forth herein.
(b)    Seller shall notify Buyer promptly after Seller obtains Knowledge of (i) any state of facts, development, change, event, circumstance, condition, occurrence or effect that has caused any representation or warranty of the Seller or the Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof until the Closing Date, (ii) any failure on a Member’s, the Seller’s or the Company’s part to perform or observe any covenant or agreement to be performed or observed by it hereunder prior to or on the Closing Date, (iii) the institution, or the threat of institution, of any legal Proceeding against the Seller or any of its Affiliates related to this Agreement or the transactions contemplated hereby, (iv) the assertion by any third Person that any consent, waiver, approval or authorization of, or other action by, such third Person is required in connection with the transactions contemplated hereby, or (v) any state of facts, development, change, event, circumstance, condition, occurrence or effect that has had, or would have, individually or taken collectively, a Material Adverse Effect.
(c)    Notwithstanding anything to the contrary in this Agreement, if any of the Seller’s or Company’s representations or warranties is untrue as of the date of this Agreement or shall become untrue in any respect between the date of this Agreement and the Closing Date, Buyer shall retain all remedies available to it under this Agreement; provided, however, that (i) the Seller and the Company shall be entitled to modify Schedules 5.21(a) and 5.21(b) at any time up to two days prior to the Closing Date in relation to any change that has occurred since the date of this Agreement; and (ii) if the Seller or the Company shall so modify Schedule 5.21(a) or Schedule

Exhibit 10.145

5.21(b), such modification shall not be deemed a breach of the representations and warranties in Section 5.21(a) or Section 5.21(b) of this Agreement but, as a consequence of such update of Schedule 5.21(a) or Schedule 5.21(b) the Buyer shall have the right to terminate this Agreement in accordance with Section 10.1(g) as the Buyer’s sole remedy.
8.4    Further Assurances. Buyer and Seller shall use their commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to the obligations to consummate the transactions contemplated by this Agreement.
8.5    Preservation of Records. Subject to any retention requirements relating to the preservation of Tax Returns, the Buyer and the Seller agree that each shall preserve and keep the records held by it relating to the business of the Company for a period of seven years from the Closing Date including, without limitation, records located in a server, software or in the cloud.. Buyer and Seller shall make such records and personnel available to the other party as may be reasonably required in connection with, among other things, any Tax Claims, insurance claims by, legal proceedings against (other than legal proceedings by the parties against one another) or governmental investigations of the Seller, the Company or the Buyer or any of their Affiliates or in order to enable the Buyer and/or the Seller to comply with its obligations under this Agreement and the Ancillary Agreements. If the retaining party wishes to destroy (or permit to be destroyed) any such records after that time (including any Tax Returns), the retaining party shall first give 90 days’ prior written notice given to the other party and the other party will have the right, upon written notice given to the retaining party within that 90-day period, to take possession of the records within 180 days after the date of such notice at the other party’s sole expense.
8.6    Publicity. From the date hereof until the Closing, no party, or any Affiliate of a party, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the Seller and the Buyer, which consent shall not be unreasonably withheld or delayed. The foregoing shall not restrict disclosures by Buyer or Seller or any of their Affiliates (a) that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates, or made as part of such party’s good faith effort to comply with disclosure obligations under any of the same, (b) to Governmental Authorities and third Persons holding rights of consent, waiver, approval or authorization or rights to receive notice that may be applicable to the transactions contemplated by this Agreement, or (c) as otherwise permitted for “Confidential Information” under the terms of the Confidentiality Agreement (regardless of whether the Confidentiality Agreement has terminated at the time in question); provided that, in each case to which any of the exceptions set forth in clauses (a) through (c) of this Section 8.6 applies, the releasing party shall provide the other party not less than twenty-four (24) hours to comment on a draft of such disclosure, and such releasing party shall consider in good faith all comments provided by such other party. Seller and Buyer shall each be liable for compliance by its respective Affiliates with the terms of this Section 8.6.

Exhibit 10.145

8.7    Payment of Indebtedness and Transaction Expenses. Any Indebtedness or Transaction Expenses that are not deducted from the Purchase Price pursuant to Section 2.2(a)(i) and Section 2.2(a)(ii) shall be promptly paid by the Seller. In the event that the Seller is unable to pay such non-deducted Indebtedness or Transaction Expenses, the Members, on a several (in proportion to their percentage ownership interest in the Seller as set forth on the signature page hereto) but not on a joint basis, shall pay such non-deducted Indebtedness or Transaction Expenses.
8.8    HSR.
(a)    As promptly as practicable, Buyer and Seller shall make or cause to be made all initial filings required of each of them or any of their respective Affiliates under the HSR Act with respect to this Agreement and the transactions contemplated hereby. The cost of all filing or application fees payable (the “HSR Fees”) to any Governmental Authority under the HSR Act shall be borne by the Buyer. During the period from the date hereof until the earlier of the Closing Date or the termination of this Agreement, each of Seller and Buyer, acting solely through outside counsel shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings (but not including such filing themselves) and permit the other to review in advance any proposed written communication by such party to any Governmental Authority in connection therewith, all subject to appropriate confidentiality or non-disclosure agreements. During the period from the date hereof until the earlier of the Closing Date or the termination of this Agreement, neither Seller nor Buyer shall independently initiate any meeting, whether in person or by telephone, with any Governmental Authority in respect of any such filings, or any related investigation or other inquiry, without giving the other prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in the meeting.
(b)    In furtherance and not in limitation of the foregoing, during the period from the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Buyer shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby under the HSR Act.
8.9    Certain Disclaimers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

Exhibit 10.145

FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY). NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NEITHER THE COMPANY NOR THE SELLER MAKES ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO THE BUYER OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY OR THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY.
8.10    FDA Supplier Action. From the date hereof until the Closing, the Seller shall give prompt notice to Buyer if the Company receives, or becomes aware that any Company supplier has received, a material observation in a Notice of Inspectional Observation on a Form FDA-483 that could reasonably result in a regulatory action against the Company or such Company supplier, as the case may be (a “FDA Supplier Action”).
8.11    Certain Insurance Policies, Car Leases and Server. At any time prior to the Closing, the Company shall assign the key man whole life or term life insurance policies listed in Schedule 8.11 to the Seller, the employee, family or trust of the insured employee, as the case may be, each in accordance with instructions provided by such employee. At any time prior to the Closing, the Company shall assign the car leases listed in Schedule 8.11. Within 30 days after the Closing Date, the Buyer shall deliver to the Seller the server described on Schedule 8.11 containing the software listed on Schedule 8.11.
8.12    Indemnification of Directors, Officers and Members. If the Closing occurs, the Buyer agrees that all rights to exculpation, indemnification and all limitations on liability existing in favor of any officer, director, manager, shareholder or member of the Company or the Predecessor, in each case that is an individual, as provided in the certificate of incorporation, by-laws or other organizational documents of the Company effective as of the date hereof shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Company for at least six years after the Closing.
8.13    Exclusivity. From the date hereof until the termination of this Agreement pursuant to Article 10, none of the Members, the Seller or the Company, or any representative or agent of the Members, the Seller or the Company, shall directly or indirectly: (a) solicit, initiate or take any action to facilitate or encourage any inquiries or the making of any proposal from a Person or group of Persons other than the Buyer and its Affiliates that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (b) enter into or participate in any discussions or negotiations with any Person or group of Persons other than the Buyer and its Affiliates regarding a Competing Transaction; (c) furnish any information relating to the Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of the Company to any Person or group of Persons other than the Buyer and its representatives and agents, in all cases for the purpose of assisting with or facilitating a Competing Transaction; or (d) enter into a Competing Transaction or any agreement, arrangement or understanding, including, without limitation, any letter of intent, term sheet or other similar document, relating to a Competing Transaction.

Exhibit 10.145

Immediately upon execution of this Agreement, the Members and the Seller shall, and shall cause the Company and their respective representatives and agents to, terminate any and all existing discussions or negotiations with any Person or group of Persons other than the Buyer and its Affiliates regarding a Competing Transaction.  From the date hereof until the termination of this Agreement pursuant to Article 10, the Members, the Seller and the Company shall promptly notify the Buyer of the receipt of any oral or written offer, indication of interest, proposal or inquiry relating to a Competing Transaction, such notice to include a copy thereof if in writing, or the material terms thereof, including the identity of the Person or group of Persons involved.
8.14    Release. The Seller and the Members hereby agree as follows from and after the Closing:
(a)    The Seller, on behalf of itself and each of its Affiliates, and the Members, each on behalf of themselves and each of their respective Affiliates, hereby release and forever discharge, the Company, the Buyer (solely relating to transferee or successor liability as acquirer of the Company relating to the matters released in this Section 8.14 specifically in relation only to the Company) and each of their past, present and future Affiliates (in case of the Buyer’s Affiliates, solely relating to transferee or successor liability as acquirer of the Company relating to the matters released in this Section 8.14 specifically in relation only to the Company), and the Company’s past, present and future officers, directors, representatives, successors and assigns (individually, a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, debts and liabilities whatsoever (each, a “Releasee Claim”), whether known or unknown, suspected or unsuspected, both at law and in equity, that the Seller and the Members or any of their respective Affiliates now has, have ever had, or may hereafter have against the Releasees for any matter, cause or event arising prior to the Closing (including, without limitation, any Releasee Claims arising from or out of the performance of, or the failure to perform, any duties, whether known or unknown, owed by the Releasees to the Seller or the Members prior to the Closing, whether or not relating to Releasee Claims pending on, or asserted after, the Closing Date, even though caused in whole or in part by a pre-existing matter, or the negligence (whether sole, joint or concurrent), gross negligence, strict liability or other legal fault of any Releasee prior to the Closing); provided, however, that nothing contained herein shall operate to release any obligations of the Buyer or the Company with respect to any vested benefits the Members may have under the Boca Pharmacal Inc. 401(k) Profit Sharing Plan and Trust, which shall be governed by the terms of such plan, this Agreement or any other documents executed in connection herewith or operate as a release of any rights to indemnification for actions as an officer, director, member or authorized party under the Company’s by-laws, operating agreement or other organizational documents or any managers, directors or officers liability insurance policies (any claim purported to be released by this Section, a “Released Claim”); and
(b)    The Seller and the Members hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced any claims, demands, proceedings, causes of action or orders of any kind against any Releasee, based upon any matter purported to be released by this Section 8.14.
8.15    Employee Matters.

Exhibit 10.145

(a)    Continuation of Employment. As of the Closing Date, the Buyer shall or shall cause the Company to offer re-instatement or employment, to each employee of the Company who has not been actively employed since June 30, 2013 as set forth on Schedule 8.15 (including without limitation, employees absent due to vacation, holiday, jury duty, sick leave, short-term disability or other similar absence) immediately prior to the Closing Date and who has a right of re-instatement per the policy of the Company or applicable Law (collectively, “Inactive Business Employees”), in each case promptly upon his or her return from any leave or other absence. The active employees of the Company as of the Closing Date and the Inactive Business Employees collectively are referred to as the “Business Employees”, and any Inactive Business Employee shall be treated as a Business Employee upon his or her return to, or commencement of, active employment with the Company.
(b)    Terms and Conditions of Employment. For so long as any of the retained Business Employees remain employed by the Company following the Closing Date, the Buyer shall cause the Company to provide employee benefits to each such Business Employee that are substantially similar in the aggregate as those provided by the Company to each such Business Employee immediately prior to the Closing; provided that such provision does not result in a duplication of benefits.
(c)    Vacation and Paid Time Off. The Buyer shall, or shall cause the Company or its Affiliates to, provide vacation benefits to Business Employees for so long as they are employed with the Company, the Buyer or its Affiliates that are at least as favorable as those provided to such Business Employee under the applicable vacation program of the Company utilized in the Ordinary Course of Business.
(d)    Credit for Service. The Buyer shall cause the Company to credit Business Employees for service earned on and prior to the Closing Date with the Company or any predecessor entity of the Company to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick day, severance, layoff and similar benefits (but not for purposes of defined benefit pension benefit accruals) under any retirement or other employee benefit plan, program or arrangement of the Company on or after the Closing Date.
(e)    Pre-existing Conditions; Coordination. The Buyer shall cause the Company to continue to waive limitations on benefits relating to any pre-existing conditions of the Business Employees and their eligible spouses and dependents under the Company’s health benefits plans. The Buyer shall cause the Company to recognize for purposes of annual deductible and out of pocket limits under their health plans applicable to Business Employees (if any), deductible and out-of-pocket expenses paid by Business Employees and their respective spouses and dependents under the Company’s health benefit plans in the calendar year in which the Closing Date occurs.
(f)    COBRA. The Buyer and the Company shall be obligated to provide continuation health care coverage, to the extent required by and in accordance with Section 4980B of the Code and Sections 601 to 608, inclusive, of ERISA (collectively “COBRA”) to employees and former employees of the Company who left employment or otherwise experienced a termination of employment or other COBRA qualifying event prior to the Closing and who retain a right to a benefit under any of the Employee Plans that are subject to COBRA, and their qualified beneficiaries

Exhibit 10.145

and to whom the Company is, on the Closing Date, either (i) providing such continuation health care coverage, or (ii) under an obligation to provide such continuation health care coverage at the election of the employee or the qualified beneficiary. The Buyer and the Company shall also have responsibility and shall assume the liability for (x) any and all obligations under COBRA with respect to all employees of the Company (including Business Employees) and their qualified beneficiaries who, in any such case, incur COBRA qualifying events on or after the Closing Date, and (y) any and all obligations under COBRA with respect to Business Employees and their qualified beneficiaries who become covered under a group health plan of the Buyer and who incur a COBRA qualifying event on or after the Closing Date.
8.16    Guarantees. After the Closing Date, the Buyer shall engage in commercially reasonable efforts to cancel or eliminate any guarantee provided by the Seller or any of the Members in relation to the items listed in Schedule 8.16.
8.17    Equity Interest in the Seller. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement in accordance with Section 10.1, each Member shall refrain from selling, conveying, transferring, pledging or hypothecating or entering into any contract or arrangement to sell, convey, transfer, pledge or hypothecate any membership units or other equity interest in the Seller.
8.18    Consultation Regarding Certain Non-Ordinary Course of Business Matters. Between the date of this Agreement and the Closing Date, the Seller and the Company shall notify the Buyer of any event or occurrence that individually or in the aggregate could give rise to the occurrence of conduct outside the Ordinary Course of Business solely with respect to the matters listed in Section 5.6(e), Section 5.6(m), Section 5.9 and Section 8.2(j).  Following receipt of such notice, the Buyer shall use commercially reasonable efforts to confirm or identify whether such event or occurrence is within or outside the Ordinary Course of Business and advise concerning the Buyer’s view of such ramification(s) of such event or occurrence under this Agreement, to the extent such views can be shared or provided to the Company in accordance with applicable Law.
ARTICLE 9: CLOSING CONDITIONS
9.1    Conditions to All Parties’ Obligations. The respective obligations of each party hereunder are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)    No Proceedings will have been instituted or threatened to restrain, prohibit or delay any of the transactions contemplated by this Agreement.
(b)    No Law or Order of any kind will have been enacted, entered, promulgated or enforced by any Governmental Authority that would prohibit or delay the consummation of the transactions contemplated by this Agreement or have the effect of making them illegal and no Proceeding seeking to impose such an Order is pending.

Exhibit 10.145

(c)    The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act will have expired or been terminated.
9.2    Conditions to the Buyer’s Obligations. The obligations of the Buyer are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions. The benefits of these conditions are for the Buyer only and may be waived in writing by the Buyer at any time in its sole discretion.
(a)    Each of the representations and warranties made by the Seller or the Company contained in this Agreement will be true and correct in all material respects (other than the representations and warranties contained in Section 4.1 (Existence and Good Standing), Section 4.2 (Validity and Enforceability), Section 4.3 (Title to Units), Section 4.7 (Brokers), Section 5.1 (Existence and Good Standing), Section 5.2 (Power), Section 5.3 (Capitalization of the Company), Section 5.7(f) (Disregarded Entity), Section 5.24 (Certain Payments), and Section 5.26 (Brokers), which representations and warranties will be true and correct in all respects), in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date) and the Buyer will have received a certificate attesting thereto duly executed by the Seller. For the purposes of this Section 9.2(a), the representations and warranties of the Seller and the Company shall not be deemed qualified by any references to materiality or to Material Adverse Effect except for the Excluded Representations and Section 5.24 (Certain Payments).
(b)    The Seller and the Company will have performed, satisfied and complied with all covenants and agreements required by this Agreement and the Buyer will have received a certificate attesting thereto executed by the Seller and the Company.
(c)    Since the date of this Agreement, there has been no change, event or condition of any character (whether or not covered by insurance) that, individually or in the aggregate, has had, or would have, a Material Adverse Effect and the Buyer will have received a certificate attesting thereto duly executed by the Seller.
(d)    The closing deliveries set forth in Section 3.2 will have been delivered to the Buyer.
(e)    Since the date of this Agreement, there has not been any FDA Supplier Action relating to the Hydro APAP Product.
9.3    Conditions to the Seller’s Obligations. The obligations of the Seller are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions. The benefits of these conditions are for the benefit of the Seller only and may be waived by the Seller in writing at any time in its sole discretion.

Exhibit 10.145

(a)    Each of the representations and warranties made by the Buyer contained in this Agreement will be true and correct in all material respects (other than the representations and warranties contained in Section 6.1 (Existence and Good Standing), Section 6.2 (Power), and Section 6.3 (Validity and Enforceability), which representations and warranties will be true and correct in all respects), in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date) and the Seller will have received a certificate attesting thereto duly executed by the Buyer. For the purposes of this Section 9.3(a), the representations and warranties of the Buyer shall not be deemed qualified by any references to materiality or to Material Adverse Effect.
(b)    The Buyer will have performed, satisfied and complied with all covenants and agreements required by this Agreement and the Seller will have received a certificate attesting thereto duly executed by the Buyer.
(c)    The closing deliveries set forth in Section 3.3 will have been delivered to the Seller.
ARTICLE 10: TERMINATION
10.1    Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:
(a)    by mutual written consent of the Buyer, on the one hand, and the Seller, on the other hand;
(b)    by the Buyer or the Seller, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to 90 days after the date hereof or such later date, if any, as the Buyer and the Seller may agree upon in writing (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to such party if such party’s failure to perform any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;
(c)    by the Buyer or the Seller, upon notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable;
(d)    by the Seller, if (i) the Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 9.3(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 9.3(a) would not be satisfied, and in the case of both (i) and (ii) above, such

Exhibit 10.145

failure to perform or breach is not cured within five days after receipt of notice thereof from the Seller or is incapable of being cured by Buyer by the Termination Date;
(e)    by Buyer, if (i) the Company or Seller have breached or failed to perform any of their respective covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 9.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company or the Seller contained in this Agreement such that the closing condition set forth in Section 9.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such failure to perform or breach is not cured within five days after receipt of notice thereof from the Buyer or is incapable of being cured by the Company or the Seller by the Termination Date;
(f)    by the Buyer if there has been any event, change, occurrence or circumstance since the date of this Agreement that has had a Material Adverse Effect; or
(g)    by the Buyer, if the Seller and/or the Company shall modify Schedule 5.21(a) or Schedule 5.21(b) in accordance with Section 8.3(c).
10.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Seller, the Company, their respective officers, directors, managers, members, stockholders or Affiliates, or the Members; provided that (a) any such termination shall not relieve any party from liability for damages for any willful and material breach of this Agreement, and (b) the provisions of Sections 4.7, 5.26, 6.8 and 10.2 and Articles 1 and 12, and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to close the transactions contemplated hereunder by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a willful and material breach of this Agreement).
ARTICLE 11: REMEDIES
11.1    General Indemnification Obligation.
(a)    From and after the Closing, the Seller shall (subject to the limitations in Section 11.3), indemnify and hold harmless the Buyer and its officers, directors, employees, agents, stockholders and Affiliates (each, a “Buyer Indemnitee”) from and against any and all Losses arising out of or incurred with respect to (i) any inaccuracies in or any breach of any representation or warranty of the Seller or the Company contained in this Agreement (including any schedule or exhibit attached hereto) or the closing certificate delivered to the Buyer pursuant to Section 9.2(a), (ii) the breach or nonperformance of any covenant or obligation to be performed by the Seller hereunder or under any agreement executed in connection herewith, (iii) all Taxes of the Seller and the Company or relating to the business of the Seller and the Company for all Pre-Closing Tax Periods, (iv) all Taxes of any member of an affiliated, consolidated, combined or unitary group of

Exhibit 10.145

which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law, (v) any and all Taxes for any Pre-Closing Tax Period of any Person imposed on the Company arising under the principles of transferee or successor liability by contract or otherwise (the indemnification obligations set forth in clauses (iii), (iv) and (v), collectively, the “Pre-Closing Tax Liabilities”), and (vi) Drugs sold prior to the Closing Date, including (A) any product liability claims or Proceedings or (B) recalls, in each case, relating to or involving such Drugs. For the purposes of determining Losses under Section 11.1(a)(i), the representations and warranties of the Seller and the Company shall not be deemed qualified by any references to materiality or to Material Adverse Effect.
(b)    From and after the Closing, the Buyer shall (subject to the limitations in Section 11.3) indemnify and hold harmless the Seller and the Members from and against any and all Losses based upon, arising out of or otherwise in respect of any inaccuracies in or any breach or nonperformance of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement (including any schedule or exhibit attached hereto), the closing certificate delivered to the Seller pursuant to Section 9.3(a) or the Ancillary Agreements.
11.2    Notice and Opportunity to Defend.
(a)    Notice of Asserted Liability. As soon as is reasonably practicable after the Seller, on the one hand, or a Buyer Indemnitee, on the other hand, becomes aware of any direct or third-party claim that such party has under Section 11.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other parties, as the case may be (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has materially prejudiced the Indemnifying Party.
(b)    Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 15 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article 11, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, so long as the (i) Liability Claim solely seeks (and continues to seek) monetary damages that are not in excess of the amounts which the Indemnifying Party would otherwise be liable for pursuant to Article 11, (ii) the Liability Claim does not include criminal charges, (iii) there is no conflict of interest that is material to the issues involved in the claim between the Indemnifying Party and the Indemnified Party that cannot be waived, and (iv) if the Indemnifying Party is the Seller, the Liability Claim is not asserted directly by or on behalf of a Person who is a Major Customer or Major Supplier of the Company (the

Exhibit 10.145

conditions set forth in clauses (i), (ii), (iii) and (iv) are, collectively, the “Litigation Conditions”). In respect to clause (iv) of the previous sentence, the Indemnified Party shall use good faith efforts to consult with Edwards as to his suggestions on how to address the Liability Claim asserted by such Major Customer or Major Supplier, but the Buyer shall retain control over such Liability Claim. If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 11.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 11.2(b), the Indemnifying Party will not be liable for any reasonable legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (A) any of the Litigation Conditions ceases to be satisfied or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim. The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.
11.3    Survivability; Limitations.
(a)    The representations and warranties of the Seller, the Company and the Buyer contained in this Agreement will survive for a period ending on the one year anniversary of the Closing Date (the “Expiration Date”); provided, however, that, subject to the succeeding sentences of this paragraph (i) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in (A) the first sentence of Section 5.9 will be the date that is two years after the Closing Date, (B) Section 5.23 will be the date that is three years after the Closing Date, (C) Section 5.7 will be the date that is four years after the Closing Date, (D) Section 5.17 and Section 5.18 will be the earlier of (1) the date that is five years after the Closing Date or (2) ten days after the expiration of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) and (E) Section 5.24 will be the date that is ten days after the expiration of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof); and (ii) there will be no Expiration Date for any Liability Claim relating to the Excluded Representations, other than Section 5.7(f), which shall be governed by Section 11.3(a)(i)(C). The respective covenants and agreements of Seller, the Company and the Buyer contained in this Agreement required to be performed or complied with prior to the Closing (each, a “Pre-Closing Covenant”) shall survive until the Expiration Date, and all other respective covenants and agreements of Seller and the Company contained in this Agreement (each, a “Post-Closing Covenant”), as well as Pre-Closing Covenants to the extent they contemplate performance following the Closing, shall survive the Closing Date hereunder indefinitely or for such lesser period of time as may be specified therein. The Expiration Date for any Liability Claim made pursuant to (x) Section 11.1(a)(vi)(A) will be the date that is four years after the Closing Date; and (y) Section 11.1(a)(vi)(B) will be the date that is three years after the Closing Date. There will be no Expiration Date for any Liability Claim relating to the Pre-Closing Tax Liabilities. Any Liability Claim pending

Exhibit 10.145

on any Expiration Date for which a Claims Notice has been given in accordance with Section 11.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.
(b)    Notwithstanding anything to the contrary contained in this Article 11, the Seller will not have any liability pursuant to Section 11.1(a)(i) (except for Liability Claims relating to breaches of the Excluded Representations, breaches of the representations and warranties set forth in Section 5.24, fraud or willful misconduct for which the following limitation will not apply) until the aggregate amount of all such Losses sustained by the Buyer exceeds $1,350,000 (the “Threshold”), in which case the Seller will be liable for all such Losses that exceed the Threshold; provided, however, that the amount of Loss per Liability Claim described in a Claims Notice must exceed Twenty-Five Thousand Dollars ($25,000) (the “Minimum Threshold Amount”) for any individual item, or group of items arising from the same event, in order to trigger the indemnification obligations of the Indemnifying Party relating to any Liability Claim under this Article 11.
(c)    Notwithstanding anything to the contrary contained in this Article 11, the Seller will have no liability pursuant to Section 11.1(a)(i) (except for Liability Claims relating to breaches of the Excluded Representations, breaches of the representations and warranties set forth in Section 5.23 or Section 5.24, fraud or willful misconduct for which the limitations in this Section 11.3 will not apply) in excess of $20,250,000.
(d)    For purposes of determining the amount of any Losses subject to indemnification under this Article 11, the amount of such Losses will be determined net of the amount actually recovered by the Buyer under any insurance policies, minus the total of the cost of such recovery, and if applicable, the reasonably increased cost of premiums or deductible for the insurance policy under which the Buyer recovered. The Buyer shall use commercially reasonable efforts to pursue full recovery under all insurance policies covering any Losses to the same extent as the Buyer would if such Losses were not subject to indemnification hereunder. The Buyer shall remit to the Seller any such insurance proceeds that are paid to the Buyer with respect to Losses for which the Buyer has been previously compensated pursuant to this Article 11 or if the Losses have not yet been determined or paid by the Seller, the Seller’s indemnification obligation in respect of the Losses shall be reduced by the aggregate amount of the insurance recovery or indemnification payments that have actually been received by Buyer.
(e)    To the extent that an Indemnifying Party has discharged any claim for indemnification hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any Person to the extent of the Losses that relate to such claim, except to the extent such subrogation is not permitted under the terms of any applicable Contract or under applicable Law. Any Indemnified Party shall, upon written request by the Indemnifying Party following the discharge of such claim, execute an instrument reasonably necessary to evidence such subrogation rights.
(f)
(i)    Subject to Section 11.3(f)(ii), each year, within 10 business days of the date that each Indemnified Party receives confirmation that the applicable Taxing Authority has accepted such Indemnified Party’s income Tax Returns for

Exhibit 10.145

the preceding fiscal year, such Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess, if any, of (a) the income Tax benefits actually realized by such Indemnified Party for the fiscal year that is the subject of such return, and that are attributable to any Losses for which indemnification has been received hereunder, over (b) the income Tax costs incurred by such Indemnified Party that are attributable to the accrual or receipt of such indemnification payment. Subject to Section 11.3(f)(ii), in the event that the amount described in clause (b) in the preceding sentence exceeds the amount described in clause (a) in the preceding sentence, such excess shall be treated for purposes of this Agreement and the Escrow Agreement as an additional amount for which indemnification is payable, and the Indemnifying Party shall pay such excess amount to the applicable Indemnified Party within 10 business days of receiving notice of such excess. For the purposes of this Section 11.3(f)(i), if a portion of any income Tax benefit or income Tax cost will be actually realized or incurred, as the case may be, by an Indemnified Party in one or more years following the first year in which any such amount described in clauses (a) or (b) above is actually realized or incurred, such portion shall be calculated on a net present value basis, assuming that (x) an income Tax benefit or the income Tax cost of any lost deduction (including a reduction in depreciation or amortization) will be actually realized or incurred at a combined federal and state statutory Tax rate equal to the combined federal and state statutory Tax rate of the Indemnified Party that will actually realize or incur such income Tax benefit or income Tax cost, as the case may be, as of the final day of the first fiscal year in which any such amount described in clauses (a) or (b) above is actually realized or incurred, and (y) the discount rate shall be equal to the Applicable Federal Rate for the period over which the income Tax benefit or income Tax cost will be actually realized or incurred, as the case may be (but not to exceed 10%). The payment of the net present value of the income Tax benefit net of the income Tax cost shall be paid in accordance with the first sentence of Section 11.3(f)(i) with the Tax Return referred to in such sentence being the Tax Return for the first year in which any of the income Tax benefit is actually realized.
(ii)    In connection with substantiating any payment pursuant to Section 11.3(f)(i), the relevant Indemnified Party shall provide to the relevant Indemnifying Party a written analysis supporting the calculation of the payment in reasonable detail. The Indemnified Party shall give the Indemnifying Party a reasonable opportunity to review any such calculation, shall provide the Indemnifying Party with any documentation or information that the Indemnifying Party may reasonably request in order to permit the Indemnifying Party to review such calculation, and shall work with the Indemnifying Party in good faith to resolve any objections timely raised by the Indemnifying Party; provided, however, that notwithstanding anything to the contrary, the Indemnified Party shall not be required to provide any portions of any Tax Returns to the Indemnifying Party that are not relevant to the written analysis supporting such calculation, and in lieu of such Tax

Exhibit 10.145

Returns, may provide extracts of the relevant portions of such Tax Returns. In the event of a disagreement with respect to any income Tax benefit or income Tax cost that an Indemnified Party and Indemnifying Party are unable to resolve in good faith, the Arbitration Firm shall resolve such disagreement in accordance with the provisions set forth in Section 2.3(c) hereof.
(g)    In the event that a party seeks indemnification with respect to a claim for alleged Losses under this Article 11 against another party and if a court of competent jurisdiction determines that such party is not entitled to indemnification hereunder with respect to such alleged Losses, then such party shall pay to such other party all fees and costs, including reasonable attorneys’ fees, incurred by such other party in connection with such litigation, including any appeal therefrom.
(h)    Each Buyer Indemnitee shall use commercially reasonable efforts to mitigate all Losses sustained by him, her or it. In no event shall any Buyer Indemnitee be entitled to double recovery hereunder. If any circumstance constitutes a breach of more than one representation, warranty or covenant of the Company or the Seller, the Buyer Indemnitee(s) shall only be entitled to recover once in respect of such circumstance.
(i)    No claims for indemnification shall be made by the Buyer with respect to any amounts which are reflected in Closing Working Capital as liabilities or as Indebtedness and taken into account in determining the adjustment of the Purchase Price pursuant to Section 2.3.
(j)    Except in the case of fraud or willful misconduct, the sole recourse and exclusive remedy after Closing of the Buyer against the Seller and Members arising out of this Agreement and any certificate delivered in connection with this Agreement, shall be to assert a claim for indemnification under the indemnification provisions of this Article 11.
(k)    With regard to any Member Indemnification Claim made by any Buyer Indemnitee, if (i) (A) the Seller or the Members or any Member, as applicable, has acknowledged the Buyer’s right to indemnification for such Member Indemnification Claim (it being understood that assumption by the Seller of the defense of any third party Liability Claim will not be considered an acknowledgment of Buyer’s claim) or (B) a judicial or arbitration decision not subject to appeal has been made in favor of the Buyer with respect to such Member Indemnification Claim, and (ii) the Seller has not made the required indemnification payment to the Buyer or applicable Taxing Authority, as the case may be, in full within 30 days after such acknowledgment or decision, then a Member or the Members, as applicable, on a several (in proportion to their percentage ownership interest in the Seller as set forth on the signature page hereto) but not on a joint basis shall make such payment relating to such Member Indemnification Claim and the Buyer shall have the right to collect the Losses for any such Member Indemnification Claim directly from the Members, on a several (in proportion to their percentage ownership interest in the Seller as set forth on the signature page hereto) but not on a joint basis, subject to the limitations set forth in Section 11.3(a), Section 11.3(b) and Section 11.3(c) as if the Members were the Seller to the extent such apply relating to such Member Indemnification Claim; provided, however, that acknowledgment by a Member under Section 11.3(k)(i)(A) of the Buyer’s right to indemnification in relation to a Member Indemnification Claim shall be deemed as an acknowledgment solely by such Member, and any other Member shall not be deemed liable relating to the Buyer’s claim until such Member

Exhibit 10.145

acknowledges the Buyer’s right to indemnification or the conditions in Section 11.3(k)(i)(A) (as to a Seller acknowledgement only) or Section 11.3(k)(i)(B) are satisfied and Section 11.3(k)(ii) is satisfied.
(l)    Any indemnification to which Buyer is entitled under this Agreement shall first be made as a payment to Buyer from the Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement. Any amounts to which Buyer is entitled under Section 2.3(e) and Section 2.3(g) this Agreement shall first be made as a payment to Buyer from the NWC Reserve Amount in accordance with the terms of the Escrow Agreement.
(m)    WITHOUT LIMITING THE FOREGOING, THE BUYER SHALL NOT BE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE 11 WITH RESPECT TO EXEMPLARY DAMAGES OR PUNITIVE DAMAGES (OTHER THAN SUCH DAMAGES RECOVERABLE BY A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM).
11.4    Release from Escrow. The Escrow Agreement will provide for the release of the Indemnification Escrow Amount then remaining (less amounts being held pending resolution of unresolved indemnifications claims as provided in the Escrow Agreement) and any interest earned on the Indemnification Escrow Amount to the Seller on the first business day after the date that is the one year anniversary of the Closing Date.
11.5    Disclosure Generally. If and to the extent any information required to be furnished in any Schedule is contained in this Agreement or in any other Schedule attached hereto, such information shall be deemed to be included in all Schedules in which the information is required to be included to the extent such disclosure is readily apparent on its face. The inclusion of any information in any Schedule attached hereto shall not be deemed to be an admission or acknowledgement by the Company or the Seller, in and of itself, that such information is material to or outside the Ordinary Course of the Business.
ARTICLE 12: MISCELLANEOUS
12.1    Expenses. Except as otherwise provided in this Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
12.2    No Assignment. The rights and obligations of the Seller, the Members, and, prior to the Closing, the Company under this Agreement may not be assigned without the prior written consent of the Buyer and the rights and obligations of the Buyer under this Agreement may not be assigned without the prior written consent of the Seller, except that the Buyer’s rights and obligations may be assigned to an Affiliate, to a successor or purchaser of all or substantially all of its assets or to its lenders as collateral security for any financing.
12.3    Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.
12.4    Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire

Exhibit 10.145

agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties and shall be binding upon and inure to the benefit of each of the parties and their respective successors, permitted assigns, heirs and legal representatives. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Seller; provided, however, that no amendment may be made that is prohibited by Law. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.
12.5    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by Buyer and Seller and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” means including without limitation. Any reference to the singular in this Agreement also includes the plural and vice versa.
12.6    Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.
12.7    Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (with a confirmation report that the transmission was successful), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:
If to the Seller:
Boca Life Science Holdings, LLC

Attention: Robert J. Edwards Jr.
Facsimile No.:
with a copy to (which shall not constitute notice):
Jones Day
51 Louisiana Avenue, NW
Washington, DC 20001
Attention: Andrew J. Sherman, Esq.
Facsimile: (202) 626-1700

Exhibit 10.145

If to the Buyer:
Generics International (US) Inc.
c/o Endo Health Solutions
1400 Atwater Drive
Malvern, PA 19355
Attention: Chief Executive Officer
Facsimile No.: 610-884-7612
with a copy to (which shall not constitute notice):
Generics International (US) Inc.
c/o Endo Health Solutions
1400 Atwater Drive
Malvern, PA 19355
Attention: Chief Legal Officer
Facsimile No.: 610-884-7159
with a copy to (which shall not constitute notice):
Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attention: Neil K. Haimm
Facsimile No.: (215) 988-2757
Any party may change its address or facsimile number for the purposes of this Section 12.7 by giving notice as provided in this Agreement.
12.8    Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.
12.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
12.10    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. Except for the matters to be decided by the Arbitration Firm pursuant to Section 2.3(c), the parties hereto hereby submit to the jurisdiction of the courts of the State of New York or the courts of the United States located in the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any Ancillary Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution,

Exhibit 10.145

that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon the Buyer or the Seller by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 12.7 hereof. THE PARTIES HERETO IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
12.11    Specific Performance. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedy to which the parties may be entitled at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, the terms and provisions hereof.
12.12    No Third-Party Beneficiaries. Except as specifically provided herein, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors, assigns, heirs and legal representatives.
[Signatures on the Following Page]

Exhibit 10.145

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
GENERICS INTERNATIONAL (US) INC.

By:    /s/ RAJIV DE SILVA
Name:    Rajiv De Silva
Title:     President and Chief Executive Officer

BOCA LIFE SCIENCE HOLDINGS, LLC

By:    /s/ ROBERT J. EDWARDS, JR.
Name:    Robert J. Edwards, Jr.
Title:    CEO

BOCA PHARMACAL, LLC

By:    /s/ ROBERT J. EDWARDS, JR.
Name:    Robert J. Edwards, Jr.
Title:    CEO

/s/ ROBERT J. EDWARDS, JR.
ROBERT J. EDWARDS, JR.
(30% owner of Boca Life Science Holdings, LLC)

/s/ JOSEPH T. ANZALONE
JOSEPH T. ANZALONE
(10% owner of Boca Life Science Holdings, LLC)

/s/ MARK KRAEMER
MARK KRAEMER
(30% owner of Boca Life Science Holdings, LLC)

/s/ STEVE WESTON
STEVE WESTON
(30% owner of Boca Life Science Holdings, LLC)

[Signature Page to Membership Interest Purchase and Sale Agreement]